Exhibit 2.1

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

FUTURE HEALTH ESG CORP.,

EXCELERA DCE,

and

MACARTHUR COURT ACQUISITION CORP.

Dated as of June 13, 2022

TABLE OF CONTENTS

(i)

(ii)

EXHIBIT A	Form of Sponsor Stockholder Support Agreement
EXHIBIT B	Form of Amended and Restated Registration Rights Agreement
EXHIBIT C	Form of Lock-Up Agreement
EXHIBIT D	Earnout Payment
SCHEDULE A	Future Health Anchor Investors and Initial Stockholders
SCHEDULE B	Seller and Company Knowledge Parties

(iii)

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 13, 2022 (this “Agreement”), by and among Future Health ESG Corp., a Delaware corporation (“Future Health”), MacArthur Court Acquisition Corp., a California corporation (“Seller”), which owns all of the issued and outstanding shares of common stock of Excelera DCE, a California corporation (the “Company”), and the Company.

WHEREAS, upon the terms and subject to the conditions of this Agreement, Future Health will purchase from Seller, and Seller will sell to Future Health, 100% of the issued and outstanding shares of Company Common Stock (the “Purchased Shares”) in exchange for Future Health Common Stock (the “Stock Sale”);

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (i) the purchase and sale of the Purchased Shares described in Article II, the Contributions, Contribution Agreements and the Plan of Liquidation (each as defined herein) of Seller shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) or (D) of the Code (as defined herein), (ii) the PIPE Investment (as defined herein) shall constitute a contribution to capital pursuant to Code Section 118, which shall not generate taxable income to Future Health or the PIPE Investor (as defined herein), or adversely affect the tax free status of the reorganization described in subsection (i), and (iii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (clauses (i) and (ii), the “Intended Tax-Free Treatment”);

WHEREAS, the Board of Directors of Seller (the “Seller Board”) and the Board of Directors of the Company (the “Company Board”) has each unanimously determined that the Transactions are fair to, and in the best interests of, the Company and Seller, respectively and have approved and adopted this Agreement and approved the Transactions;

WHEREAS, the Board of Directors of Future Health (the “Future Health Board”) has (a) unanimously approved and adopted this Agreement and approved the payment of the Stock Consideration (as defined herein) to the Seller pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Future Health;

WHEREAS, in connection with the Closing (as defined herein), each of Seller and other contributors to be specified, on the one hand, and the Company, on the other, shall enter into Contribution Agreements, in form and substance mutually acceptable to Future Health, Seller and the Company (the “Contribution Agreements”), pursuant to which certain assets of Seller and other contributors, as the case may be, will be contributed or otherwise transferred to the Company prior to the Closing (the “Contributions”), it being acknowledged and agreed that (i) the Intended Tax Free Treatment includes the Contribution Agreements as part of the reorganization described above and, accordingly, tax free treatment would apply to the Contributions and (ii) Seller may determine which contributors shall make contributions to the Company or if contributions should be made to Seller and in turn to the Company;

WHEREAS, it is contemplated that prior to the Closing, Seller’s Board and Seller’s shareholders will adopt a Plan of Liquidation in form and substance mutually acceptable to Future Health, Seller and the Company (the “Plan of Liquidation”), pursuant to which, following the Closing, Seller will wind up and liquidate and distribute the Stock Consideration and Seller’s other assets, if applicable, to its stockholders (the “Liquidation”);

WHEREAS, Future Health and the Future Health Initial Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Stockholder Support Agreement, dated as of the date hereof (the “Sponsor Stockholder Support Agreement”) substantially in the form attached hereto as Exhibit A, providing that, among other things, the Initial Future Health Stockholders will vote their shares of Future Health Common Stock in favor of this Agreement and the Transactions;

WHEREAS, in connection with the Closing, Future Health, Seller, the Future Health Initial Stockholders and certain other investors shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, the Future Health Initial Stockholders (excluding the persons identified as “Anchor Investors” on Schedule A), the PIPE Investors and the sole stockholder of the Company, concurrently with the execution and delivery of this Agreement, are entering into separate Lock-Up Agreements (each, a “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit C;

WHEREAS, in connection with the Closing, Future Health and Seller shall enter into a separate registration rights agreement with respect to the Earnout Shares in form and substance satisfactory to each of them (the “Earnout Shares Registration Rights Agreement”);

WHEREAS, Future Health, concurrently with the execution and delivery of this Agreement, is entering into (i) a subscription agreement (the “Subscription Agreement”) with a certain investor pursuant to which such investor, upon the terms and subject to the conditions set forth therein, has agreed to purchase shares of Future Health Common Stock at a purchase price of $11.00 per share in a private placement or placements (the “Private Placements”) of $100 million, or such other amount approved by the Company (the “PIPE Commitment”), to be consummated concurrently with the consummation of the transactions contemplated hereby and (ii) a forward purchase agreement (the “Forward Purchase Agreement”), with the purchaser party thereto (the “FPA Investor”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, the FPA Investor has agreed to purchase shares of Future Health Common Stock in open market purchases at an aggregate purchase price of $20,000,000 (the “Forward Purchase Shares”) following the execution of this Agreement and prior to the date which is two (2) Business Days prior to the date of special meeting of Future Health’s stockholders called in connection with the Stock Sale (the “Purchase Deadline”); provided, however, that in no event shall the FPA Investor be required to purchase Forward Purchase Shares at a price in excess $11.00 per share and in the event the FPA Investor purchases less than $20,000,000 of Forward Purchase Shares by the Purchase Deadline, the FPA Investor shall purchase from Future Health at the Future Health’s request, a number of shares of Future Health Common Stock (the “Additional Shares”) immediately prior to the Transaction in an amount equal to price set forth in the Forward Purchase Agreement (the Forward Purchase Shares together with the Additional Shares, the “FPA Commitment”); and

WHEREAS, in connection with the Closing, the Future Health Initial Stockholders shall terminate the Letter Agreement, dated as September 9, 2021, among Future Health and certain initial stockholders (the “Future Health Insider Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01        Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, in no event shall Seller or the Company be considered an affiliate of any portfolio company (other than Seller and its subsidiaries) of any investment fund affiliated with any direct or indirect equity holder of the Company.

“Ancillary Agreements” means the Sponsor Stockholder Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Employment Agreements, the Plan of Liquidation, the Employee Leasing Agreement, the Office Lease Agreement, the Laboratory Services Agreement and all other agreements, certificates and instruments executed and delivered by Future Health, Seller or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Beneficial Owner” means, with respect to a security, a person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i)	voting power, which includes the power to vote, or to direct the voting of, such security; and/or

(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business” means the Direct Contracting Entity (“DCE”) business operated by Company which has been approved by the Centers for Medicare & Medicaid Services (“CMS”) to participate in the Global and Professional Direct Contracting Model and, if Company so elects, any Accountable Care Organization (“ACO”) Realizing Equity, Access, and Community Health (“REACH”) Model business of Company approved by CMS.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company dated June 25, 2019, as such may have been amended, supplemented or modified from time to time.

“Company Benefit Plan” means an Employee Benefit Plan which is sponsored, maintained contributed to, or required to be contributed to by the Company or with respect to which the Company has any liability (contingent or otherwise) on behalf of any current or former officer, director, manager, Employee or independent contractor.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the Company’s common stock, no par value.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company Interim Period Convertible Notes” means convertible promissory notes issued by the Company in a Company Permitted Interim Financing, in form and substance mutually acceptable to Future Health, Seller and the Company.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is reasonably expected to be materially adverse to the business, financial condition, or results of operations of the Company, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation, enforcement or implementation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, man-made disasters, weather conditions, pandemics, epidemics, disease outbreaks or other public health emergencies (including, without limitation, COVID-19 or any COVID-19 measures) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Seller or the Company as required by this Agreement or any Transaction Document; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (viii) any matter of which Future Health is aware on the date hereof; or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Future Health has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company is materially disproportionately affected thereby as compared with other participants in the industries in which the Company operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Organizational Documents” means the Company Articles of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company, including Intellectual Property rights to be transferred to the Company in the Contributions.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any vendors or customers of the Company or Future Health or its subsidiaries (as applicable) that is not already generally available to the public.

“Continental” means Continental Stock Transfer & Trust Company, Future Health’s escrow and transfer agent.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company intentionally to protect Company IP from misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, cash incentive or commission, stock purchase, stock option, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, transaction, change in control, employment, consulting, fringe benefit, sick pay, paid time off and vacation plans or arrangements or other employee benefit plans, programs, policy, practice or arrangements, whether written or unwritten and whether or not subject to ERISA.

“Employee Leasing Agreement” means an Employee Leasing Agreement between the Company and Connected Care Resources, Inc. or another entity in form and substance mutually acceptable to Future Health, Seller and the Company.

“Employment Agreements” means the Employment Agreements between the Company and each of Sanjay Patil, Brian Gillan, and Desmond Thio, dated as of the date hereof and effective as of the Closing, in form and substance mutually acceptable to Future Health, Seller and the Company.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.

“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company in violation of Environmental Law, or (b) any violation of Environmental Law.

“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Environmental Permits” means all Permits required under Environmental Laws for the conduct of the business and activities of the Company, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Future Health Board” means the board of directors of Future Health.

“Future Health Certificate of Incorporation” means the Amended and Restated Future Health Certificate of Incorporation dated September 9, 2021.

“Future Health Closing Price” means, with respect to a Trading Day, the closing price for such Trading Day of one share of Future Health Common Stock on the Trading Market as reported by Bloomberg Financial L.P.

“Future Health Common Stock” means Future Health’s Common Stock, par value $0.0001 per share.

“Future Health Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is reasonably expected to be materially adverse to the business, financial condition or results of operations of Future Health; or (b) would prevent, materially delay or materially impede the performance by Future Health of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Future Health Material Adverse Effect: (i) any change or proposed change in or change in the interpretation, enforcement or implementation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Future Health operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, man-made disasters, weather conditions, pandemics, epidemics, disease outbreaks or other public health emergencies (including, without limitation, COVID-19 or any COVID-19 measures) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Future Health as required by this Agreement or any Transaction Document; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transaction (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which Seller or the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Future Health is materially disproportionately affected thereby as compared with other participants in the industry in which Future Health operates.

“Future Health Organizational Documents” means the Future Health Certificate of Incorporation, Future Health bylaws, and Trust Agreement (as defined herein) of Future Health, in each case as amended, modified or supplemented from time to time.

“Future Health Units” means one share of Future Health Common Stock and one-half of one Future Health Warrant.

“Future Health Warrant Agreements” means those certain warrant agreements dated September 9, 2021 by and between Future Health and Continental Stock Transfer & Trust Company.

“Future Health Warrants” means whole warrants to purchase shares of Future Health Common Stock as contemplated under the Future Health Warrant Agreements, with each whole warrant exercisable for one share of Future Health Common Stock at an exercise price of $11.50.

“Global and Professional Direct Contracting Model” means the Centers for Medicare & Medicaid Services model implemented under Section 1115A of the Social Security Act, which consists of a set of voluntary payment model options aimed at reducing expenditures and preserving or enhancing quality of care for Medicare fee-for-service beneficiaries through capitated, risk-adjusted monthly payment for services provided by DCE participant and preferred providers with whom the DCE has a written financial arrangement.

“Governmental Reimbursement Program” means, collectively, Medicare, Medicaid and “TRICARE” and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government, but excluding all non-government funded Third-Party Payor programs.

“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.

“Healthcare and Insurance Laws” means all Laws governing, regulating, restricting or relating or pertaining to the operation or management of, or provision, of healthcare goods or services, or the offering, sale, provision, administration or underwriting of any insurance products, contracts of insurance, risk assuming insurance or health care products, accountable care organization arrangements, or other health care networks, health maintenance organization or the billing, coding or payment or administration for healthcare goods or services, including, without limitation, (a) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the False Claims Act (42 U.S.C. § 1320a-7b(a), 31 U.S.C. §§3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal exclusion Laws (42 U.S.C. § 1320a-7) and other Laws relating to self-referral, anti-kickback, illegal remuneration, fraud and abuse or the defrauding of, or making or presenting of any false claim, false statement or misrepresentation of material facts to, any Governmental Authority reimbursement programs (including Medicare and Medicaid) or other third party payor; (b) HIPAA and Other Privacy Laws; (c) Laws governing patient records and documentation, referrals, quality of care, fee-splitting, equipment and facilities, or licensure and registration of insurance companies, administrator, arrangements, providers of health care items, goods and services; (d) all Laws, policies, procedures, requirements and regulations pursuant to which Healthcare and Insurance Permits are governed, regulated or issued; and (e) any regulations promulgated pursuant to any of the foregoing statutes that address the subject matter of any of the foregoing, each of (a) through (e) as may be amended from time to time.

“Healthcare and Insurance Permit” means, with respect to any Person, a Permit issued or required under Healthcare and Insurance Laws applicable to the Business or necessary in the possession, ownership, warehousing, marketing, promoting, sale, administration, operation, underwriting, furnishing, distribution or delivery of items, goods products or services under Healthcare and Insurance Laws applicable to the Business.

“Healthcare Provider” means a physician or other health care professional, medical group, independent practice association, hospital or other health care facility, specialty care provider (such as an ophthalmologist, psychiatrist, behavioral health professional and the like), or ancillary service provider (such as a pharmacy benefit manager, laboratory, magnetic resonance imaging service provider and the like).

“HIPAA and Other Privacy Laws” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the Health Information Technology for Economic and Clinical Health Act, all rules and regulations promulgated under such acts, and other Laws regulating, governing or relating to the privacy and/or security of patient, protected health or personally identifiable information.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Initial Stockholders” means the initial stockholders of Future Health listed on Schedule A hereto.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intercompany Agreements” means the Employee Leasing Agreement, the Laboratory Services Agreement and the Office Lease Agreement.

“Interim Period” means the duration of time between the date of this Agreement and the Closing or the earlier termination of this Agreement.

“knowledge” or “to the knowledge” of a person shall mean in the case of Seller or the Company, as applicable, the actual knowledge of the persons listed on Schedule B after reasonable inquiry (and for all purposes of Section 4.14 hereof, “reasonable inquiry” shall not require Seller or the Company to have conducted patent clearance or similar freedom to operate searches) and in the case of Future Health, the actual knowledge of Bradley A. Bostic and Travis A. Morgan after reasonable inquiry.

“Laboratory Services Agreement” means a Laboratory Services Agreement between the Company and Discovery Genomics, Inc. or another entity, in form and substance mutually acceptable to Future Health, Seller and the Company.

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Material Healthcare Provider” means one of the twenty (20) largest Healthcare Providers contracted with the Company to participate in the Global and Professional Direct Contracting Model as measured by the total number of Medicare fee-for-service beneficiaries aligned to the DCE through such Healthcare Provider during calendar year 2022.

“Office Lease Agreement” means an Office Lease Agreement between the Company and Excelera Investment I LLC, in form and substance mutually acceptable to Future Health, Seller and the Company.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“Payor” means any Governmental Reimbursement Program or any insurance company, managed care organization, health or medical plan or program or other third party payor, whether private, commercial or governmental, or any fiscal intermediary or contractor of any of the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PEO” means a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider (including Connected Care Resources, Inc.).

“PEO Plan” means any Employee Benefit Plan which is or has been sponsored or maintained by a PEO under which any current or former officer, director, manager, employee or independent contractor of Companies are receiving benefits in connection with the applicable engagement of such PEO.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company; (g) Liens identified in the Annual Financial Statements; and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Plan of Reorganization” shall have the meaning set forth in Section 7.14(c).

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Section 9.02 of the Future Health Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the Environment.

“Reorganization” shall mean the transactions constituting the purchase and sale of the Purchased Shares, and the Contribution, the Spin-Out and Liquidation and any documents executed or to be executed in connection therewith, including transactions described in Article II, the Contribution Agreements and the Plan of Liquidation.

“Software” means all computer software (in object code or source code format), data and databases, developer materials, including but not limited to pseudo-code, programmer comments, user manuals, platform specifications, compilation environments and related documentation and materials, including any embedded or linked third party software, libraries or databases.

“Spin-Out and Liquidation” means all transactions, steps, actions, aspects and documents involved in the Reorganization that do not directly relate to or involve the Company, including, without limitation, (i) the spin-out of one or more subsidiaries of Seller other than the Company, such that, following such spin-out, the stock or other equity interests of such subsidiaries are held by one or more Affiliates or other subsidiaries of Seller, the stockholders of Seller or some combination thereof, and (ii) the Liquidation, but excluding the Contribution, the Stock Sale and the Intercompany Agreements.

“Stock Consideration” means 60,000,000 shares of Future Health Common Stock.

“Subsidiary” or “Subsidiaries” of Seller, the Company, Future Health or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (ii) any liability for amounts of the type described in clause (i) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax (U.S. or non-U.S.).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case supplied or required to be supplied to a Tax authority.

“Third-Party Payor” means Governmental Reimbursement Programs, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future reimburses or pays providers for healthcare items, goods or services.

“Trading Day” means any day on which the Future Health Common Stock is actually traded on the Trading Market.

“Trading Market” means the Nasdaq Capital Market or such other stock market or exchanges on which the Future Health Common Stock is listed or quoted for trading at the time of determination.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Future Health, Seller or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by Seller hosted by Firmex, access to which was given to Future Health in connection with its due diligence investigation of Seller and the Company relating to the transactions contemplated hereby.

Section 1.02        Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Balance Sheet	Section 4.07(b)
Action	Section 4.09
Additional Shares	Recitals
Agreement	Preamble
Annual Financial Statements	Section 4.07(a)
Antitrust Laws	Section 7.12(a)
Audited Financial Statements	Section 7.16
Blue Sky Laws	Section 4.05(b)
Claims	Section 6.03
Closing	Section 2.03
Closing Date	Section 2.03
Closing Stock Consideration	Section 2.02
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Employee	Section 4.12(a)
Company Interim Securities	Section 6.01(b)(ii)
Company Permits	Section 4.06
Company Permitted Interim Financing	Section 6.01(b)(ii)
Company Source Code	Section 4.14(j)
Confidentiality Agreement	Section 7.03(b)
Contingent Worker	Section 4.12(b)
Continuing Employees	Section 7.05
Contracting Parties	Section 10.11
Data Security Requirements	Section 4.14(k)
DGCL	Recitals
Earnout Shares	Section 2.02
ERISA Affiliate	Section 4.11(b)
Existing Security Agreements	Section 4.17(a)(vii)
Forward Purchase Agreement	Recitals
Forward Purchase Shares	Recitals
FPA Commitment	Recitals
FPA Investment	Section 5.16
FPA Investor	Recitals
Future Health	Preamble
Future Health Board	Recitals

Defined Term	Location of Definition
Future Health Insider Agreement	Recitals
Future Health Proposals	Section 7.01(a)
Future Health SEC Reports	Section 5.07(a)
Future Health Stockholders’ Meeting	Section 7.01(a)
GAAP	Section 4.07(a)
Governmental Authority	Section 3.03(b)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	Section 4.07(b)
Law	Section 4.05(a)
Lease	Section 4.13(b)
Lease Documents	Section 4.13(b)
Lock-Up Agreement	Recitals
Material Contracts	Section 4.17(a)
Material Healthcare Provider	Section 4.19(a)
Nonparty Affiliates	Section 10.11
Outside Date	Section 9.01(b)
PIPE Commitment	Recitals
PIPE Investment	Section 5.16
PIPE Investors	Section 5.16
Plan of Liquidation	Recitals
Plans	Section 4.11(a)
Private Placements	Recitals
Proxy Statement	Section 7.01(a)
Purchase Deadline	Recitals
Registration Statement	Section 7.01(a)
Registration Rights Agreement	Recitals
Remedies Exceptions	Section 3.02
Representatives	Section 7.03(a)
Reviewed Financial Statements	Section 7.16
SEC	Section 5.07(a)
Securities Act	Section 5.07(a)
Seller	Preamble
Seller Board	Recitals
Sponsor Stockholder Support Agreement	Recitals
Stock Sale	Recitals
Subscription Agreement	Recitals
Terminating Company Breach	Section 9.01(e)
Terminating Future Health Breach	Section 9.01(f)
Trust Account	Section 5.12
Trust Agreement	Section 5.12
Trust Fund	Section 5.12
Trustee	Section 5.12
WARN Act	Section 4.12(d)

Section 1.03        Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.

PURCHASE AND SALE

Section 2.01        Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Future Health, and Future Health will purchase, assume, acquire and accept from Seller, all of Seller’s rights, title and interest in and to the Purchased Shares, in each case, free and clear of any Liens (other than transfer restrictions imposed thereon by applicable securities Law).

Section 2.02        Stock Consideration. The aggregate purchase price to be paid by Future Health in consideration of the Purchased Shares will be the Stock Consideration, payable as follows: (i) 40,000,000 shares of Future Health Common Stock at Closing (“Closing Stock Consideration”) and (ii) 20,000,000 shares of Future Health Common Stock (“Earnout Shares”), which shall be paid in accordance with the terms, and subject to the conditions, set forth in Exhibit D, subject in each case to equitable adjustment for share splits, (including share consolidations), combinations, exchanges, readjustments of shares, or similar transactions, or any stock dividends or distributions paid in shares, reclassifications, share dividends, combinations, recapitalizations and the like (collectively, the “Purchase Price”). At the Closing, Future Health will (i) instruct its transfer agent to cause the Closing Stock Consideration to be accepted into The Depository Trust Company and to be issued (in uncertificated book-entry form) to the Seller to an account or accounts designated in writing by Seller to Future Health at least five (5) Business Days prior to the Closing Date and (ii) enter into mutually satisfactory arrangements with Seller in respect of delivery of the Earnout Shares, if and when they are to be paid. The right to receive the Earnout Shares hereunder shall not be assigned, except in connection with the Plan of Liquidation or as otherwise permitted by Rev. Proc. 84-42.

Section 2.03        Closing. The closing of the Transactions (the “Closing”) will take place by electronic exchange of deliverables and release of signatures as promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or on such other date or at such other place or time as Seller and Future Health shall mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.04        Articles of Incorporation; Bylaws.

(a)            At the Closing, the Company Articles of Incorporation, as in effect immediately prior to the Closing, shall be amended and restated in its entirety, in form and substance mutually acceptable to Future Health, Seller and the Company and, as so amended and restated, shall be the articles of incorporation of the Company until thereafter amended as provided by applicable Law and such articles of incorporation (subject to Section 7.07).

(b)            At the Closing, the bylaws of the Company, as in effect immediately prior to the Closing, shall be amended and restated in their entirety in form and substance mutually acceptable to Future Health, Seller and the Company and, as so amended and restated, shall be the bylaws of the Company until thereafter amended as provided by applicable Law, the articles of incorporation and such bylaws (subject to Section 7.07).

(c)            At the Closing, Future Health shall amend and restate, effective as of the Closing, the Future Health Certificate of Incorporation, in form and substance mutually acceptable to Future Health, Seller and the Company.

(d)            At the Closing, Future Health shall amend and restate, effective as of the Closing, the Future Health bylaws, in form and substance mutually acceptable to Future Health, Seller and the Company.

Section 2.05        Directors and Officers.

(a)            The parties will take all requisite actions such that the directors of the Company and the officers of the Company following the Closing shall be the individuals mutually acceptable to Future Health, Seller and the Company, each to hold office in accordance with the provisions of applicable Law and the articles of incorporation and bylaws of the Company and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)            The parties shall cause the Future Health Board and the officers of Future Health following the Closing to be comprised of the individuals mutually acceptable to Future Health, Seller and the Company, each to hold office in accordance with the DGCL and the Future Health Certificate of Incorporation and the bylaws of Future Health and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed; provided, however, that (i) immediately following the Closing, the Future Health Board shall consist of 7 members; (ii) Seller has the right to appoint a majority of the members of the Future Health Board, which shall include 3 members of the Future Health Board appointed by Sanjay Patil; (iii) Future Health has the right to appoint 2 members of the Future Health Board; and (iv) the holders of Closing Stock Consideration will enter into a voting agreement for a period of three years following the Closing, pursuant to which they agree to vote all of their shares of Closing Stock Consideration in favor of the appointment of the foregoing individuals as members of the Future Health Board.

Article III.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the disclosure schedule delivered by Seller and the Company pursuant to Section 6.01(c) in connection with this Agreement (the “Company Disclosure Schedule”), Seller and the Company hereby represent and warrant to Future Health as follows as of the date hereof:

Section 3.01        Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Company Material Adverse Effect.

Section 3.02        Authority Relative to this Agreement. Seller has all necessary power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement, each Transaction Document to which Seller is a party or to consummate the Transactions. This Agreement and each Transaction Document to which Seller is a party has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of Seller, no state takeover statute is applicable to the Transactions.

Section 3.03        No Conflict; Required Filings and Consents.

(a)            The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) and Section 3.03(a) of the Company Disclosure Schedule and other notifications provided in the ordinary course of business have been made, obtained or given, the performance by Seller of this Agreement and each Transaction Document to which it is a party, will not (i) conflict with or violate any of the organizational documents of Seller, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to Seller or by which any property or asset of Seller is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of Seller pursuant to, any material agreement to which Seller is a party, except, with respect to the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are required only in connection with the Spin-Out and Liquidation or which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, does not, and the performance by Seller of this Agreement and each Transaction Document to which it is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and the notification requirements of the HSR Act, (ii) for approvals, authorizations or permits of, or filings with or notifications to, or expiration or termination of any waiting period by, any Governmental Authority required in connection with the Spin-Out and Liquidation, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect. For the avoidance of doubt, “Governmental Authority” shall include, without limitation, any state department of health, state department of insurance, Centers for Medicare and Medicaid Services or agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Healthcare and Insurance Laws.

Section 3.04        Ownership of Purchased Shares. Seller is the sole owner of record of, and has good and valid title to, the Purchased Shares, free and clear of all Liens (other than transfer restrictions imposed thereon by applicable securities Law). Except for the Purchased Shares, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is issued and outstanding. Upon the sale and transfer of the Purchased Shares to Future Health, Seller will convey to Future Health good and valid title to the Purchased Shares, free and clear of all Liens (other than transfer restrictions imposed thereon by applicable securities Law). Seller does not own, of record or beneficially, or have any interest in or right to acquire, any capital stock, equity interests or securities convertible into equity interest of the Company other than the Purchased Shares. Other than this Agreement, and each Transaction Document to which Seller is a party and the Company Organizational Documents, (a) Seller is not a party to any voting trusts, proxies or other agreements or understandings in effect with respect to the acquisition, disposition, voting or transfer of any Purchased Shares, and (b) Seller is not bound by any agreement restricting Seller’s right to dispose of or transfer the Purchased Shares. Seller is not currently the subject of any bankruptcy, reorganization or similar proceeding.

Section 3.05        Absence of Litigation. Except as set forth in Section 3.05 of the Company Disclosure Schedule, there is no Action pending or, to the knowledge of Seller, threatened against Seller or its subsidiaries, the Company or any property or asset of Seller, including but not limited to the Company, before any Governmental Authority that would reasonably be expected to impact the Reorganization (other than the Spin-Out and the Liquidation). Neither Seller, its subsidiaries, the Company nor any material property or asset of Seller, including but not limited to the Company, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Seller, continuing investigation by, any Governmental Authority that would reasonably be expected to impact the Seller’s execution of the Plan of Liquidation or the consummation of the Reorganization.

Section 3.06        Corporate Matters.

(a)            Following the Contributions and the Closing, the tangible and intangible assets transferred to the Company pursuant to the Contribution Agreements together with obligations owed from the Seller or any of its Affiliates to the Company pursuant to any Transaction Document, will be sufficient for the continued conduct of the Company’s Business following the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as it has been conducted during the first five (5) months of 2022 in the ordinary course, consistent with past practice.

(b)            Except as set forth on Section 3.06(b) the Company Disclosure Schedule, none of the shares of Future Health Common Stock issued as the Purchase Price will be used by Seller to pay any obligations of Seller or any of its Affiliates.

Section 3.07        Brokers. Except as set forth on Section 3.07 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Company. Seller has provided Future Health with a true and complete copy of all contracts, agreements and arrangements including its engagement letter(s), between Seller or the Company and those persons described on Section 3.07 of the Company Disclosure Schedule other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Article IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in Company Disclosure Schedule, Seller and the Company hereby represent and warrant to Future Health as follows as of the date hereof:

Section 4.01        Organization and Qualification; Subsidiaries.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b)            The Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02        Articles of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Future Health in the Virtual Data Room complete and correct copies of the Company Organizational Documents. The Company Organizational Documents are in full force and effect. The Company is not is in violation of any of the provisions of the Company Organizational Documents.

Section 4.03        Capitalization. Subject to the acceptance by the Secretary of State of the State of California of the Certificate of Correction filed by the Company on June 13, 2022:

(a)            As of the date hereof, the authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 1,000 shares of Company Common Stock are issued and outstanding. No shares of Company Common Stock are held in the treasury of the Company.

(b)            There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company. The Seller is the sole owner of all of the issued and outstanding securities of the Company and there are no other holders of any securities issued by the Company. As of the date hereof, the Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party or among any holder of Company Common Stock, or any other equity interests or other securities of the Company to which the Company is not a party, with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.

(c)            There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person. The Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock.

(d)            All shares of Company Common Stock have been issued in compliance with applicable securities laws and other applicable laws and are duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

Section 4.04        Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Transaction Documents to which it is a party, or to consummate the Transactions. This Agreement and the Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Future Health, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the Remedies Exceptions. To the knowledge of the Company, no state takeover statute is applicable to the Transactions.

Section 4.05        No Conflict; Required Filings and Consents.

(a)            The execution and delivery by the Company of this Agreement, and the Transaction Documents to which it is a party, do not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) and Section 3.03(a) of the Company Disclosure Schedule and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are required only in connection with the Spin-Out and Liquidation or which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party do not, and the performance by the Company of its obligations under this Agreement and the Transaction Documents to which it is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or Blue Sky Laws and state takeover laws and the notification requirements of the HSR Act, (ii) for approvals, authorizations or permits of, or filings with or notifications to, or expiration or termination of any waiting period by, any Governmental Authority required in connection with the Spin-Out and Liquidation and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06        Permits; Compliance. The Company is in possession of all material Permits necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Seller, threatened in writing. Except as set forth in Section 4.06 of the Company Disclosure Schedule, the Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07        Financial Statements.

(a)            The Company has delivered drafts of the unaudited balance sheet of the Company as of December 31, 2021, and the unaudited statement of operations for the year ended December 31, 2021 (collectively, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Annual Financial Statements (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end audit adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of Company as at the date thereof and for the periods indicated therein.

(b)            The Company has delivered drafts of the unaudited balance sheet of the Company as of March 31, 2022 (the “2022 Balance Sheet”) and the unaudited statement of operations for the three months ended March 31, 2022 (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)            Except as and to the extent set forth on the 2022 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since April 1, 2022 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which the Company is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)            Since the Company’s inception, (i) neither the Company nor, to Seller’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of Seller, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in accounting or auditing practices in breach of any applicable Laws and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)            To the knowledge of Seller or the Company, no employee of Seller or the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company, nor the Seller, nor, to the knowledge of Seller, any officer, employee, contractor, subcontractor or agent of the Company or Seller has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Seller or the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)             All accounts receivable of the Company reflected on the 2022 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of Seller or the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices.

(g)            All accounts payable of Company, reflected on the 2022 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable. Since the date of the 2022 Balance Sheet, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08        Absence of Certain Changes or Events. Since December 31, 2020, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement (including, without limitation, in connection with the Reorganization), (a) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) the Company has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP), other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09        Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of Seller or the Company, threatened against the Company, or any property or asset of the Company, including any asset or employee that will be implemented in the Business pursuant to the terms of any Transaction Document following the Closing, before any Governmental Authority. Neither the Company nor any material property or asset of the Company, including any asset or employee that will provide services to the Business pursuant to the terms of any Transaction Document following the Closing, is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Seller or the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action that is pending as of the date hereof by or against the Company or any Affiliate of the Seller providing service to the Company following the Closing pursuant to the terms of any Transaction Document.

Section 4.10        Sufficiency of Assets. The tangible and intangible assets to be transferred to the Company pursuant to the Contribution Agreements together with obligations owed from the Seller or any of its Affiliates to the Company pursuant to any Transaction Document, will be sufficient for the continued conduct of the Company’s Business following the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as it has been conducted during the first five (5) months of 2022 in the ordinary course, consistent with past practice.

Section 4.11        Employee Benefit Plans.

(a)            Notwithstanding anything in this Agreement to the contrary, with respect to any Company Benefit Plan that is a PEO Plan, the representations and warranties in this Section 4.11 are made solely with respect to the Company and its ERISA Affiliates participation in such PEO Plan as a participating employer(s) and no representation or warranty is made with respect to any other participating employer in any PEO Plan or to any PEO Plan in its entirety For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)            To the knowledge of the Company, each Company Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. No act or omission has occurred and no condition exists with respect to any Company Benefit Plan that would reasonably be expected to subject the Company, its Subsidiaries or their respective ERISA Affiliates to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or other applicable Law.

(c)            Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to, or has or could have any liability under or with respect to, or has within the past six (6) years, under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d)            The Company is not and will not be obligated, whether under any Employee Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. No amount paid or payable by the Company or any of its Affiliates will be classified as an “excess parachute payment” under Section 280G of the Code or in the imposition of an excise Tax under Section 409A or Section 4999 of the Code. Neither the Company nor any Seller has any obligation to “gross-up,” compensate, reimburse, “make-whole,” or otherwise indemnify any individual for the imposition of any Tax under Section 4999 or 409A of the Code.

(e)            None of the Employee Benefit Plans provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)             To the knowledge of the Company, each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would reasonably be expected to subject the Company, its Subsidiaries or their respective ERISA Affiliates to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or other applicable Law.

(g)            No proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened.

Section 4.12        Labor and Employment Matters.

(a)            Schedule 4.12 of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date hereof (“Company Employees”), including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) employing entity; (iv) hire date; (v) whether paid on a salary, hourly, or commission basis, (vi) current annual base compensation rate paid by the Company or its employing entity; (vii) commission, bonus or other incentive based compensation paid by the Company or its employing entity, and (viii) whether classified as exempt or non-exempt. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements). For the avoidance of doubt, Company Employees shall also include any employees of an Affiliate providing services to the Company pursuant to an Employee Lease Agreement.

(b)            Schedule 4.12(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all the independent contractors, consultants, temporary employees, leased employees or any other servants or agents performing services with respect to the operation of the business of the Company and classified by the Company as other than a Company Employee or compensated other than through wages paid by the Company through its payroll department and reported on a Form W-2 (“Contingent Workers”), which list is current as of the date hereof and includes any Contingent Worker who has performed services for the Company during the twelve (12) month period immediately preceding such date, and provides for each such Contingent Worker such individual’s role in the business, relationship to the business, fee or compensation arrangements and other contractual terms with the Company.

(c)            (i) Except as set forth on Schedule 4.12(c) of the Company Disclosure Schedule, there are no material Actions pending or, to the knowledge of Seller, threatened against the Company by any current or former Company Employees or Contingent Workers, which Actions would be material to the Company; (ii) the Company is not nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company, nor, to the knowledge of Seller, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of Seller, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of Seller, threat thereof, by or with respect to any employees of the Company.

(d)           To the Company’s knowledge, the Company is, and have at all times been, in compliance in all material respects with all applicable Laws including but not limited to Laws relating to employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) or any similar state or local Laws), immigration, background checks, meal and rest breaks, classification as exempt/non-exempt for purposes of the Fair Labor Standards Act and analogous laws, classification as independent contractors, pay equity, workers’ compensation, family and medical leave, occupational safety and health requirements, wage and hour, and collective bargaining and the Company is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(e)            (i) The Company is not delinquent in any payments to any Company Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Company Employees or Contingent Workers; (ii) there are no, and within the last three (3) years there have been no formal or informal disputes, grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iii) none of the employment policies or practices of the Company are currently being audited or investigated, or to the knowledge of Seller, subject to imminent audit or investigation by any Governmental Authority; (iv) the Company is not, or within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; and (v) except to the extent applicable with respect to employees covered by the employment agreement set forth on Schedule 4.12(e) of the Company Disclosure Schedule, the Company Employees are at-will and no Company Employee is subject to any contract, expressed or implied, written or oral, with the Company.

(f)             Except as set forth on Schedule 4.12(f) of the Company Disclosure Schedule, no Company Employee is on a visa sponsored by the Company which visa will require continued sponsorship. A USCIS Form I-9 has been properly prepared and retained for each Company Employee as required by Law. The Company has no knowledge that any such Form I-9 was improperly prepared or that false documentation was provided in connection with satisfying the requirements of such Form I-9.

(g)            The Company has not, within the past three (3) years, experienced a “plant closing”, “business closing”, or “mass layoff”, as defined in the WARN Act or any similar state, local or foreign Law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90) day period preceding the date hereof, no Company Employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company.

(h)            Except as set forth on Schedule 4.12(h) of the Company Disclosure Schedule, to the knowledge of Seller, none of the executive officers or management employees of the Company have indicated that they intend to resign or retire as a result of the transactions contemplated by this Agreement.

(i)             To the knowledge of Seller, within the last three (3) years: (i) no Company Employee or Contingent Worker has made any allegation of sexual harassment against the Company or against any Company Employee; and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment made by a Company Employee or Contingent Worker. To the knowledge of Seller, there is no, and during the last three (3) years there has been no, consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer or executive-level employee of the Company on the one hand, and any current or former Company Employee or Contingent Worker on the other hand; or (ii) between any supervisory employee of the Company on the one hand, and any current or former Company Employee or Contingent Worker within the same reporting structure on the other hand.

(j)             To the knowledge of Seller, there have been no workplace accidents, injuries, or exposures in the last twelve (12) months involving any Company Employee which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits.

Section 4.13        Real Property; Title to Assets.

(a)            The Company does not own any real property.

(b)            Section 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses any real property (each, a “Lease” and the leased property is referred to as “Leased Property”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Future Health in the Virtual Data Room: (i) other than the Office Lease Agreement and the Lease Documents (if any), there are no leases, subleases, sublicenses, concessions or other contracts granting to the Company the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to Seller’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. The Leased Real Property constitutes all the real property used in, or necessary for, the operation of the Business and is sufficient for the conduct of such business as currently conducted on the date hereof.

(c)            Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)            The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

Section 4.14        Intellectual Property.

(a)            Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned by the Company: (i) Registered Intellectual Property and material unregistered trademarks constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $10,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the Business and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)            The Company owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of Seller, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing or pending.

(c)            The Company has taken commercially reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information, except as would not, individually or in the aggregate, be material to the Company. The Company has not disclosed any trade secrets or other Confidential Information that is material to the Business to any other person, other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)            (i) There have been no claims filed and served, or threatened in writing (including email), against the Company, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to Seller’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing. The Company is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release, or other Contract related to the Company’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell, or otherwise exploit the Company IP.

(e)            All persons who have contributed, developed or conceived any Company-Owned IP that is material to the Company have executed valid and enforceable written agreements with the Company, substantially in the form made available to Future Health in the Virtual Data Room, and pursuant to which such persons presently assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company. None of the Company-Owned IP was developed by or on behalf of, or using funding, grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties or independent contractors concurrently working for a university, college, other educational institution or research center was used in the development of the Company-Owned IP.

(f)             Neither the Company nor, to Seller’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.14(a)(ii) of the Company Disclosure Schedule.

(g)            Section 4.14(g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in the business of the Company, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the general manner in which such Open Source Software is used in the business of the Company.

(h)            The Company does not use and has never used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems at no or minimal charge.

(i)              The Company owns, leases, licenses, or otherwise has the legal right to use (or to the extent of any Business Systems covered by the Intercompany Agreements, will, at the Closing, own, lease, license or otherwise have the legal right to use) all of the Business Systems, and such Business Systems are sufficient for the current needs of the business of the Company. The Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To Seller’s knowledge since inception, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j)              Neither the Company nor any other party acting on behalf of the Company has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any Software or source code constituting Company-Owned IP (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company or any other party acting on behalf of the Company to any third party of any Company Source Code. Neither the execution of the Transaction Documents nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.

(k)            The Company currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other Business Data, and (iii) all contractual commitments that the Company has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The employees and contractors of the Company receive reasonable training on information security issues. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems, except as would not, individually or in the aggregate, be material to the Company. Since inception, the Company has not (x) to Seller’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to Seller’s knowledge, there is no reasonable basis for the same.

(l)             The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any Liens, other than Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Future Health from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(m)          All past and current employees and independent contractors of the Company have executed written obligations in favor of the Company to maintain in confidence all confidential or proprietary information acquired or contributed by them in the course of their employment.

(n)           The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company-Owned IP.

Section 4.15        Taxes.

(a)            The Company or the Seller: (i) has duly filed all income and other material Tax Returns required to be filed by the Company, and all such filed Tax Returns are true, correct and complete in all material respects; (ii) has paid all Taxes that are required to have been paid by the Company; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing. The unpaid Taxes of the Company do not (1) as of the date of the Interim Financial Statements materially exceed the reserves for Taxes of the Company set forth in Interim Financial Statements and (2) materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. The Company has made available to Future Health in the Virtual Data Room true, correct and complete copies of the Tax Returns filed by the Company for tax years ended on or after December 31, 2018.

(b)           The Company is not a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of tax credits or losses), nor does the Company have any liability or obligation to any person as a result of or pursuant to any such agreement, contract, or arrangement.

(c)            The Company will not be required to include any amount of income in, or exclude any amount of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (v) prepaid amount received or deferred revenue realized on or prior to the Closing Date, (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law), (vii) election under Section 108(i) of the Code made on or before the Closing Date or (vii) application of Section 965 of the Code.

(d)           The Company has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e)            The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)             The Company does not have any liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes).

(g)            The Company (i) does not have any request for a ruling in respect of Taxes pending between the Company and any Tax Authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority.

(h)            In the two (2) years prior to the Closing Date, neither the Company nor Seller has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)             The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)              No Tax Authority or agency has asserted in writing or, to the best of the knowledge of Seller, has threatened to assert against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k)            There are no Tax liens upon any assets of the Company except for liens for Taxes not yet due and payable.

(l)              The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m)          No written claim or, to the knowledge of Seller, no oral claim, has ever been made by a Tax Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction.

(n)            At all times since its incorporation, the Company has been properly classified as a C corporation within the meaning of Section 1361(a)(2).

(o)            The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(p)           Section 4.15(p) of the Company Disclosure Schedule sets forth the Company’s place of organization, residence for income, franchise, or similar tax purposes and classification for U.S. federal income Tax purposes.

(q)            The Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code.

(r)             Neither Seller nor the Company, after consultation with their tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, neither Seller nor the Company has taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment.

Section 4.16        Environmental Matters.

(a)            The Company (A) is and has been in compliance in all material respects with applicable Environmental Laws and (B) holds and is and has been in compliance in all material respects with all Environmental Permits; and (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits.

(b)           The Company has not been and is not the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of the Company, threatened against the Company whose liability for the Environmental Claim was or may have been retained or assumed by contract or by operation of Law or pursuant to any order by any Governmental Authority by the Company, except for any such Environmental Claims that have not had and would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect.

(c)            No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, the Company, except as would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

(d)            The Company has not Released, disposed of, or arranged to dispose of, any Hazardous Materials in violation of any Environmental Law in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim, except as would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

(e)            No material Lien imposed by any Governmental Authority having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by the Company.

(f)             The Company has provided Future Health with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the Company’s possession or, within its control, which were prepared within two (2) years prior to the date hereof, including any material documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

Section 4.17        Material Contracts.

(a)            Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.11(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)             each contract and agreement with consideration paid or payable to the Company of more than $200,000, in the aggregate, over any 12-month period;

(ii)            each contract and agreement with suppliers, vendors, carriers or contractors to the Company for expenditures paid or payable by the Company of more than $200,000, in the aggregate, over any 12-month period;

(iii)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party that are material to the business of the Company;

(iv)           all contracts and agreements with any Material Healthcare Provider;

(v)            all management contracts (including contracts for employment involving payments in excess of $120,000 per annum) and contracts with consultants and independent contractors involving payments by the Company in excess of $200,000 per annum;

(vi)           all bonus and commission plans of the Company, other than with respect to periodic discretionary bonuses payable under offer letters, employment or other agreements with employees issued in the ordinary course;

(vii)          all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or lien on any of the property or assets of the Company (such pledge, security and other collateral agreements, the “Existing Security Agreements”);

(viii)        all partnership, joint venture or similar agreements;

(ix)           all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(x)             all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi)            all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its business;

(xii)          all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xiii)          all agreements or instruments guarantying the debts or other obligations of any person;

(xiv)        all contracts involving use of any Company-Licensed IP required to be listed in Section 4.14(a)(ii) of the Company Disclosure Schedule;

(xv)          contracts which involve the license or grant of rights to the Company or to Company-Owned IP by the Company;

(xvi)         all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvii)         all contracts or agreements under which the Company has agreed to treat any customer on a “most favored” basis; and

(xviii)       agreement for the development of Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Future Health in the Virtual Data Room).

(b)            Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of Seller, the other parties thereto, and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to Seller’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company has not received any written, or to the knowledge of Seller, oral claim of default under any such Material Contract; and (iv) each Material Contract with a Material Healthcare Provider is in compliance with all requirements under the Global and Professional Direct Contracting Model. The Company has made available to Future Health in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.18        Insurance.

(a)            Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)            With respect to each such insurance policy, except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and except for policies that have expired under their terms in the ordinary course, enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of Seller, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.19        Material Healthcare Providers.

(a)            Section 4.19(a) of the Company Disclosure Schedule sets forth a complete and correct list of the Material Healthcare Providers. Except as set forth on Section 4.19(a) of the Company Disclosure Schedule, the Company has not received written or oral notice that any Material Healthcare Provider has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with the Company.

Section 4.20        Certain Business Practices; Sanctions.

(a)            Since inception, neither the Company nor, to Seller’s or the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

(b)            Neither the Company nor, to Seller’s knowledge, any directors or officers, agents or employees of the Company is, or is owned or controlled by a Person that is (x) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), or (y) located, organized or resident in a country or territory that is the subject of Sanctions or a United States government embargo. Since inception, neither the Company nor, to Seller’s knowledge, any directors or officers, agents or employees of the Company, has knowingly engaged in any dealing or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction was the subject of Sanctions.

(c)            Except as set forth on Section 4.20(c) of the Company Disclosure Schedule, the Company is not required to file annual statements and/or quarterly statements with any Governmental Authority, including without limitation agency any state departments of insurance, state departments of health or Centers for Medicare and Medicaid Services. The Company is not required by any applicable Law to prepare and/or file with any Governmental Authority any financial statements on the basis of statutory accounting principles (SAP) or practices.

Section 4.21            Interested Party Transactions. Except as set forth on Section 4.21 of the Company Disclosure Schedule and except for the Intercompany Agreements and employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company, to Seller’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements; provided, however, that the ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. The Company has not, since inception, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company and any family member of any director, officer or other Affiliate of the Company.

Section 4.22            Exchange Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.23            Information Provided for Private Placements and Proxy Statement.

(a)            None of the information regarding the Company supplied or to be supplied by Seller or the Company expressly for inclusion or incorporation by reference, if applicable, in the Proxy Statement or Registration Statement (or any amendment or supplement thereto) or any other statement, filing, notice, or application (other than pursuant to the HSR Act) made by or on behalf of Future Health, Seller, the Company or any of their Affiliates in connection with the Transactions, including filings under Rule 425 under the Securities Act, additional soliciting materials, press releases or other communications with shareholders of Future Health will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Seller or the Company).

(b)            None of the information regarding the Company supplied by Seller or the Company expressly for inclusion or incorporation by reference, in the documents in connection with the Private Placements contained, at any time prior to Closing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company).

Section 4.24            Healthcare and Insurance Laws.

(a)            Except as set forth on Section 4.24(a) of the Company Disclosure Schedule, the Company is in compliance in all material respects with all applicable Healthcare and Insurance Laws and, within the past three (3) years, the Company has not violated in any material respect any applicable Healthcare and Insurance Law. Without limiting the generality of the foregoing, the Company has not received written notice of any material violation (or of any inspection, review, investigation, audit, or other proceeding involving allegations of any material violation) of any Healthcare and Insurance Laws, and no such inspection, review, investigation, inspection, audit or other proceeding involving allegations of any such violation is pending or, to the knowledge of Seller, is threatened. The Company has not received or been served in the past three (3) years with any search warrant, subpoena, civil investigative demand, contact letter or other written notice from any Governmental Authority alleging or relating to any alleged material violation by the Company of any applicable Healthcare and Insurance Law.

(b)            Except as set forth on Section 4.24(b) of the Company Disclosure Schedule, the Company does not submit any bill or invoice directly or indirectly through any third party billing arrangement or receive payment or reimbursement from any Governmental Reimbursement Program.

(c)            Except as set forth on Section 4.24(c) of the Company Disclosure Schedule, the Company does not provide any services as a Payor or has issued or arranged for, or makes or has made any payment or reimbursement pursuant to or in connection with any policy or contract of insurance, including without limitation any HMO, PPO or indemnity product.

(d)            Except as set forth on Section 4.24(d) of the Company Disclosure Schedule, the Company is in compliance in all material respects with HIPAA and Other Privacy Laws. The Company has not, within the past five (5) years, to the knowledge of Seller suffered any breach of unsecured protected health information, received any notice from the Office of Civil Rights of the U.S. Department of Health and Human Services or any other Governmental Authority regarding any allegation regarding its failure to comply with HIPAA and Other Privacy Laws, nor made any notification of such breach or failure to any Person, the media or the Secretary of the U.S. Department of Health and Human Services pursuant to HIPAA and Other Privacy Laws.

(e)            Neither the Company nor, to the knowledge of Seller any of its shareholders, directors, officers, or any other Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in the Company, (i) is subject to or has had a civil monetary penalty assessed against him, her or it pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) is or has been excluded, debarred or suspended (A) from participation in any Governmental Reimbursement Program, other Payor plan or program, or any federal or state governmental procurement or non-procurement program or (B) from doing any business with or for any Governmental Authority; (iii) has been convicted of any criminal offenses: (A) relating to the delivery of an item or service under any Governmental Reimbursement Program or other Payor plan or program, fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission under any Governmental Reimbursement Program or other Payor plan or program, or interference with or obstruction of any investigation into any criminal offense or (B) by any Governmental Authority relating to any Healthcare and Insurance Law; (iv) subject to any order, judgment, decree or ruling of, or any criminal, civil or administrative fine, assessment or penalty imposed by, any Governmental Authority with respect to any Governmental Reimbursement Program or any Healthcare and Insurance Law; (v) has been involved or personally named in a U.S. Attorney complaint made or any other action taken pursuant to the federal False Claims Act under 31 U.S.C. §§ 3729-3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq. (other than by reason of a sealed complaint of which Seller may have no knowledge); or (vi) is or was a party to any corporate integrity agreement, deferred prosecution agreement or similar agreement, or subject to any reporting obligations relating to the provision of any healthcare goods or services or the payment therefor pursuant to any settlement agreement, with the Office of Inspector General of the U.S. Department of Health and Human Services, U.S. Department of Justice or other Governmental Authority, nor is any of the foregoing pending or, to the knowledge of Seller, threatened.

(f)             Except as set forth on Section 4.24(f) of the Company Disclosure Schedule, the Company is not a party to or bound by any contract with any Governmental Authority (“Government Contract”) regarding the provision or payment of or insurance for any health care items, goods or services or with respect to any Healthcare and Insurance Law. With respect to each Government Contract, (i) except as set forth on Section 4.24(f)(i) of the Company Disclosure Schedule, the Company is not required to pay, provide, or arrange for any person to pay or provide, any security, bond, letter or credit, escrow, property or other financial collateral or guaranty, for or with respect to any Government Contract; (ii) each Government Contract is a legal, valid and binding obligation of the Company and, to the knowledge of Seller, the other parties thereto, and the Company is not in material breach or violation of, or material default under, any Government Contract nor has any Government Contract been canceled by the other party; (iii) to Seller’s knowledge, no other party is in material breach or violation of, or material default under, any Government Contract; and (iv) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Government Contract.

Section 4.25             Healthcare and Insurance Permits.

(a)            The Company has been duly granted and possesses the Healthcare and Insurance Permits set forth on Section 4.25(a) of the Company Disclosure Schedule, setting forth with respect to each such Healthcare and Insurance Permit, the issuing agency, brief description of such Healthcare and Insurance Permit and its expiration date.

(b)           No such Healthcare and Insurance Permits will be invalidated as a result of the consummation of the transactions contemplated by this Agreement. The Company is in compliance in all material respects with all Healthcare and Insurance Permits held by it. All fees and charges with respect to such Healthcare and Insurance Permits as of the date hereof have been paid in full.

(c)            No other material Healthcare and Insurance Permit is necessary for the lawful conduct of the Business as currently operated. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, limitation or cancellation of any Healthcare and Insurance Permit.

(d)            The Company has, with respect to the Healthcare and Insurance Permits held by it, timely made or filed, or caused to be made or filed, all material declarations, applications and filings with, all applicable Governmental Authorities and Governmental Reimbursement Programs and other Payor programs in which it participates, all self-regulatory authorities and all courts and other tribunals necessary to engage, respectively, in the management or operation of, or provision of any its items, goods, products or services.

Section 4.26        Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Future Health, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Future Health, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Future Health, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V.

REPRESENTATIONS AND WARRANTIES OF FUTURE HEALTH

Except as set forth in the Future Health SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Future Health SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Future Health SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Future Health hereby represents and warrants to the Company as follows as of the date hereof:

Section 5.01       Corporate Organization.

(a)            Future Health is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Future Health Material Adverse Effect. Future Health is not required to be qualified or licensed as a foreign corporation in any jurisdiction other than the jurisdiction of its incorporation, except where the failure to be so qualified or licensed would not reasonably be expected to be a Future Health Material Adverse Effect.

(b)            Future Health does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02        Organizational Documents. Future Health has heretofore furnished to the Company complete and correct copies of the Future Health Organizational Documents. The Future Health Organizational Documents are in full force and effect. Future Health is not in violation of any of the provisions of the Future Health Organizational Documents.

Section 5.03        Capitalization.

(a)            The authorized capital stock of Future Health consists of (i) 500,000,000 shares of Future Health Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Future Health Preferred Stock”). As of the date of this Agreement, (i) 25,000,000 shares of Future Health Common Stock are issued and outstanding (which includes 20,000,000 shares of Future Health Common Stock subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Future Health Common Stock are held in the treasury of Future Health, (iii) 17,375,000 Future Health Warrants are issued and outstanding, and (iv) 17,375,000 shares of Future Health Common Stock are reserved for future issuance pursuant to the Future Health Warrants. As of the date of this Agreement, there are no shares of Future Health Preferred Stock issued and outstanding. Each Future Health Warrant is exercisable for one share of Future Health Common Stock at an exercise price of $11.50.

(b)            All outstanding Future Health Units, shares of Future Health Common Stock and Future Health Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Future Health Organizational Documents and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights.

(c)            The Closing Stock Consideration being delivered, and any Earnout Shares to be issued, by Future Health hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Future Health Organizational Documents. The Closing Stock Consideration, and any Earnout Shares to be issued, will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(d)            Except for securities issued pursuant to the Subscription Agreement, securities issued by Future Health as permitted by this Agreement and the Future Health Warrants, Future Health has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Future Health or obligating Future Health to issue or sell any shares of capital stock of, or other equity interests in, Future Health. All shares of Future Health Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. Neither Future Health nor any subsidiary of Future Health is a party to, or otherwise bound by, and neither Future Health nor any subsidiary of Future Health has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Stockholder Support Agreement and the Future Health Insider Agreement between Future Health and the Initial Future Health Stockholders, Future Health is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Future Health Common Stock or any of the equity interests or other securities of Future Health or any of its subsidiaries. The Future Health Warrants have been validly issued, and constitute valid and binding obligations of Future Health, enforceable against Future Health in accordance with their terms, subject to the Remedies Exceptions. There are no outstanding contractual obligations of Future Health to repurchase, redeem or otherwise acquire any shares of Future Health Common Stock. There are no outstanding contractual obligations of Future Health to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(e)            Except as set forth on Schedule 5.03(e) of the disclosure schedule delivered by Future Health to the Seller and the Company in connection with this Agreement (“Future Health Disclosure Schedule”), there are no securities or instruments issued by or to which Future Health or any Future Health Initial Stockholder is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

Section 5.04        Authority Relative to This Agreement. Future Health has all necessary power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Future Health of this Agreement and each Transaction Document to which it is a party, and the consummation by Future Health of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Future Health are necessary to authorize this Agreement or to consummate the Transactions (other than (a) the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Future Health Common Stock, and (b) with respect to the issuance of Future Health Common Stock and the amendment and restatement of the Future Health Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Future Health Common Stock). This Agreement, and each Transaction Document to which Future Health is a party, has been duly and validly executed and delivered by Future Health and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Future Health, enforceable against Future Health in accordance with its terms subject to the Remedies Exceptions.

Section 5.05        No Conflict; Required Filings and Consents.

(a)            Assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, the execution and delivery by Future Health of this Agreement and each Transaction Document to which it is a party do not, and the performance of this Agreement by Future Health will not, (i) conflict with or violate the Future Health Organizational Documents, (ii) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Future Health or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Future Health pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Future Health is a party or by which Future Health or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Future Health Material Adverse Effect.

(b)            The execution and delivery by Future Health of this Agreement and each Transaction Document to which it is a party do not, and the performance of this Agreement by Future Health will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and the notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Future Health from performing its material obligations under this Agreement and each Transaction Document to which Future Health is a party.

Section 5.06        Compliance. Future Health is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Future Health or by which any property or asset of Future Health is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Future Health is a party or by which Future Health or any property or asset of Future Health is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Future Health Material Adverse Effect. Future Health is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Future Health to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07        SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            Future Health has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since September 9, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Future Health SEC Reports”). Future Health has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Future Health with the SEC to all agreements, documents and other instruments that previously had been filed by Future Health with the SEC and are currently in effect. As of their respective dates, the Future Health SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Future Health SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Future Health SEC Report. Each director and executive officer of Future Health has filed with the SEC on a timely basis all documents required with respect to Future Health by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the Future Health SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Future Health as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Future Health has no off-balance sheet arrangements that are not disclosed in the Future Health SEC Reports. No financial statements other than those of Future Health are required by GAAP to be included in the consolidated financial statements of Future Health.

(c)            Except as and to the extent set forth in the Future Health SEC Reports, Future Health does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Future Health’s business.

(d)            Future Health is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)            Future Health has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Future Health and other material information required to be disclosed by Future Health in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Future Health’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Future Health’s principal executive officer and principal financial officer to material information required to be included in Future Health’s periodic reports required under the Exchange Act.

(f)             Future Health maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Future Health maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Future Health has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Future Health to Future Health’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Future Health to record, process, summarize and report financial data. Future Health has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Future Health. Since September 9, 2021, there have been no material changes in Future Health’s internal control over financial reporting.

(g)            There are no outstanding loans or other extensions of credit made by Future Health to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Future Health has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Neither Future Health (including any employee thereof) nor Future Health’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Future Health, (ii) any fraud, whether or not material, that involves Future Health’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Future Health or (iii) any claim or allegation regarding any of the foregoing.

(i)              As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Future Health SEC Reports. To the knowledge of Future Health, none of the Future Health SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08        Absence of Certain Changes or Events. Since September 9, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Future Health has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Future Health has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Future Health Material Adverse Effect, and (d) Future Health has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09        Absence of Litigation. There is no Action pending or, to the knowledge of Future Health, threatened against Future Health, or any property or asset of Future Health, before any Governmental Authority. Neither Future Health nor any material property or asset of Future Health is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Future Health, continuing investigation by, any Governmental Authority.

Section 5.10        Board Approval; Vote Required.

(a)            The Future Health Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and each Transaction Document to which Future Health is a party, and the transactions contemplated by this Agreement are fair to and in the best interests of Future Health and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Future Health approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the stockholders of Future Health at the Future Health Stockholders’ Meeting.

(b)            The only vote of the holders of any class or series of capital stock of Future Health necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Future Health Common Stock voting together as a single class.

Section 5.11        Brokers. Other than Cantor Fitzgerald & Co., BTIG, LLC and Roth Capital Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Future Health. Future Health has provided the Company with a true and complete copy of all outstanding contracts, agreements and arrangements (including engagement letters) with Cantor Fitzgerald & Co., BTIG, LLC and Roth Capital Partners, LLC.

Section 5.12        Future Health Trust Fund. As of the date of this Agreement, Future Health has no less than $201,000,000 in the trust fund established by Future Health for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 9, 2021, between Future Health and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Future Health has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Future Health or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Future Health and the Trustee that would cause the description of the Trust Agreement in the Future Health SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Future Health, that would entitle any person (other than stockholders of Future Health who shall have elected to redeem their shares of Future Health Common Stock pursuant to the Future Health Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Future Health Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Future Health, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, Future Health shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Future Health as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Future Health due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to stockholders of Future Health who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Future Health in connection with its efforts to effect the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Future Health has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Future Health at the Closing.

Section 5.13        Employees. Other than any officers as described in the Future Health SEC Reports, Future Health has never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Future Health’s officers and directors in connection with activities on Future Health’s behalf in an aggregate amount not in excess of the amount of cash held by Future Health outside of the Trust Account, Future Health has no unsatisfied material liability with respect to any employee, officer or director. Future Health has never and does not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 5.14        Taxes.

(a)            Future Health (i) has duly filed all Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.

(b)            Future Health is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of tax credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, or arrangement.

(c)            Future Health has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(d)            Future Health has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)            Future Health does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by contract or otherwise.

(f)             Future Health (i) does not have any request for a ruling in respect of Taxes pending between Future Health and any Tax Authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority.

(g)            Future Health has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)            No Tax Authority or agency has asserted in writing or, to the knowledge of Future Health, has threatened to assert against Future Health, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(i)              There are no Tax liens upon any assets of Future Health except for liens for Taxes not yet due and payable.

(j)              No written claim, or, to the knowledge of Future Health, no oral claim has ever been made by a Tax Authority in a jurisdiction in which Future Health does not file Tax Returns that Future Health is or may be subject to taxation in such jurisdiction.

(k)            Future Health is not currently the beneficiary of any extension of time within which to file any Tax Return.

(l)              Future Health, after consultation with its tax advisors, is not aware of the existence of any fact, or any action Future Health has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, Future Health has not taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment.

Section 5.15        Listing. The issued and outstanding Future Health Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FHLTU”. The issued and outstanding shares of Future Health Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FHLT”. The issued and outstanding Future Health Warrants (excluding 7,375,000 Future Health Warrants issued in private placements) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FHLTW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Future Health, threatened in writing against Future Health by Nasdaq or the SEC with respect to any intention by such entity to deregister the Future Health Units, the shares of Future Health Common Stock, or Future Health Warrants or terminate the listing of Future Health on Nasdaq. None of Future Health or any of its Affiliates has taken any action in an attempt to terminate the registration of the shares of Future Health Common Stock, or the Future Health Warrants under the Exchange Act.

Section 5.16        Private Placements. Future Health has delivered to the Company true, correct and complete copies of each of (i) the Subscription Agreement entered into by Future Health with the investor named therein (the “PIPE Investor”), pursuant to which the PIPE Investors have committed to purchase shares of Future Health Common Stock at a purchase price of $11.00 per share in the Private Placement solely for purposes of consummating the transactions contemplated hereby in an aggregate amount equal to the PIPE Commitment (such arrangement, the “PIPE Investment”) and (ii) the Forward Purchase Agreement entered into by Future Health with the FPA Investor, pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, the FPA Investor has agreed to purchase the Forward Purchase Shares by the Purchase Deadline; provided, however, that in no event shall the FPA Investor be required to purchase Forward Purchase Shares at a price in excess $11.00 per share and in the event the FPA Investor purchases less than $20,000,000 of Forward Purchase Shares by the Purchase Deadline, the FPA Investor shall purchase from Future Health at the Future Health’s request, Additional Shares immediately prior to the Transaction in an amount equal to price set forth in the Forward Purchase Agreement (such arrangement, the “FPA Investment”). The Subscription Agreement and the Forward Purchase Agreement are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Future Health. The Subscription Agreement and the Forward Purchase Agreement is a legal, valid and binding obligation of Future Health, enforceable against Future Health in accordance with its terms subject to the Remedies Exceptions and, to the knowledge of Future Health, is a legal, valid and binding obligation of the PIPE Investor or the FPA Investor, as applicable, enforceable against the PIPE Investor or the FPA Investor, as applicable, in accordance with its terms subject to the Remedies Exceptions. The Subscription Agreement provides that the Company is an express third party beneficiary thereof and is entitled to enforce such agreement against the PIPE Investor. There are no other agreements, side letters, or arrangements (x) between Future Health and the PIPE Investor relating to any Subscription Agreement or the Private Placement that could affect the obligation of the PIPE Investor to purchase the shares of Future Health Common Stock in the Private Placement equal to the commitment amount set forth in the Subscription Agreement of the PIPE Investor or (y) between Future Health and the FPA Investor relating to the Forward Purchase Agreement that could affect the obligation of the FPA Investor to purchase the number of Forward Purchase Shares in open market transactions or Additional Shares equal to the commitment amount set forth in the Forward Purchase Agreement. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Future Health under any material term or condition of the Subscription Agreement or the Forward Purchase Agreement and, as of the date hereof, Future Health has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Subscription Agreement or the Forward Purchase Agreement. The Subscription Agreements and the Forward Purchase Agreement contain all of the conditions precedent (other than the conditions contained in the other Transaction Documents) to the obligations of the PIPE Investor or the FPA Investor, as applicable, to purchase the shares of Future Health Common Stock in the Private Placement or in open market transactions, as applicable, in commitment amount set forth in the Subscription Agreement or the Forward Purchase Agreement, as applicable, on the terms therein.

Section 5.17        Future Health’s Investigation and Reliance; Investment Intent.

(a)            Future Health is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding Seller, the Company and the Transactions, which investigation, review and analysis were conducted by Future Health together with expert advisors, including legal counsel that they have engaged for such purpose. Future Health and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of Seller and the Company and other information that they have requested in connection with their investigation of Seller, the Company and the Transactions. Future Health is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Except as otherwise set forth in this Agreement, neither the Company, nor any of its Affiliates or Representatives shall have any liability to Future Health or any of its stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Future Health or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Future Health acknowledges that neither the Company nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

(b)            Future Health understands and acknowledges that its acquisition of the Purchased Shares involves substantial risk. Future Health can bear the economic risk of its investment (which Future Health acknowledges may be for an indefinite period) and has sufficient knowledge and experience in financial or business matters that Future Health is capable of evaluating the merits and risks of its investment in the Purchased Shares.

(c)            Future Health is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Purchased Shares in violation of the federal securities laws, any applicable foreign securities law, Blue Sky Laws, or any other applicable Laws.

(d)            Future Health understands and acknowledges that the Purchased Shares have not been registered under the Securities Act, any United States securities laws or any other applicable foreign law or Blue Sky Laws. Future Health acknowledges that the Purchased Shares may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal securities laws, Blue Sky Laws, or other Laws or pursuant to an applicable exemption therefrom. Future Health acknowledges that there is no public market for the Purchased Shares and that there can be no assurance that a public market will develop.

Article VI.

CONDUCT OF BUSINESS PENDING THE closing

Section 6.01        Conduct of Business by the Company Pending the Closing.

(a)            Seller and the Company agree that during the Interim Period, except as (1) expressly contemplated by the Reorganization, any other provision of this Agreement or any Transaction Document, (2) set forth in Section 6.01 of the Company Disclosure Schedule, and (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Future Health shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)                 the Company shall, and Seller shall cause the Company to, conduct its Business in the ordinary course of business and in a manner consistent with past practice, including, without limitation, with respect to payment of accounts payable and collection of accounts receivable; and

(ii)              the Company shall, and Seller shall cause the Company to, use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.

(b)            By way of amplification and not limitation, except as (1) expressly contemplated by the Reorganization, any other provision of this Agreement or any Transaction Document, (2) as set forth in Section 6.01(b) of the Company Disclosure Schedule, (3) in connection with the Company Permitted Interim Financing and (4) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and Seller shall cause the Company not to, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Future Health (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)                 amend or otherwise change its Company Organizational Documents except in its sole discretion, Seller may convert the Company to a single member limited liability company in which case the membership interest(s) of the Company will be transferred pursuant to this Agreement, and this Agreement shall be deemed amended in any respect necessary or appropriate as a result thereof;

(ii)              issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, provided that the consent of Future Health shall not be required with respect to: the issuance or sale of any class of capital stock of the Company, or any Company Interim Period Convertible Notes or securities into which the Company Interim Period Convertible Notes are convertible in a bona fide financing (collectively, the “Company Interim Securities”) in accordance with the limitations set forth in Section 6.01(b)(ii) of the Company Disclosure Schedule in an aggregate principal amount not to exceed $75,000,000 (a “Company Permitted Interim Financing”); or (B) any material assets of the Company;

(iii)            except in connection with any REACH-related business, form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)             declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)               reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees and other service providers upon the terms set forth in the underlying agreements governing such equity securities;

(vi)             (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $100,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets; provided that any of the foregoing undertaken in connection with the Company Permitted Interim Financing shall not require the consent of Future Health;

(vii)          (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company may (1) increase base compensation of current directors, officers, employees or consultants as set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Schedule, (3) change the title of its employees in the ordinary course of business consistent with past practice, and (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Letter);

(viii)        other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company;

(ix)             adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)               materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi)             (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (E) enter into any agreement with any Tax Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax or Tax Returns, or (F) waive any statute of limitation in respect of Taxes;

(xii)          materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, except in the ordinary course of business;

(xiii)        enter into any contract, agreement or arrangement that obligates the Company to develop any Intellectual Property related to the Business, other than where the results of the Company’s performance would be Company-Owned IP;

(xiv)         intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP; or

(xv)           transfer, sublet, modify, terminate or otherwise amend any Lease or fail to satisfy the Company’s obligations under any Lease or other Material Contract, other than reasonable and usual amendments or modifications in the ordinary course of business;

(xvi)         enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Future Health to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Future Health, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, each of Future Health and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

(c)            The Company shall have until June 20, 2022 to deliver the Company Disclosure Schedule to Future Health. Notwithstanding that the Company Disclosure Schedule may be delivered subsequent to the date of this Agreement, Future Health acknowledges and agrees that the Company Disclosure Schedule shall have the effect of qualifying the representations and warranties and other matters, as applicable pursuant to this Agreement, as of the date of this Agreement. Following initial delivery of the Company Disclosure Schedule, from time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Company Disclosure Schedule hereto with respect to any matter thereafter arising or of which Seller becomes aware after the date of delivery of the initial Company Disclosure Schedule (each a “Schedule Supplement”).

Section 6.02        Conduct of Business by Future Health Pending the Closing. Except as expressly contemplated by any other provision of this Agreement or any Transaction Document (including entering into the Subscription Agreement and consummating the Private Placements), except as set forth on Section 6.02 of the disclosure schedule delivered by the Future Health in connection with this Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Future Health agrees that during the Interim Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of Future Health shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Transaction Document (including entering into the Subscription Agreement and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Future Health shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)            amend or otherwise change the Future Health Organizational Documents or form any subsidiary of Future Health;

(b)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Future Health Organizational Documents;

(c)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Future Health Common Stock or Future Health Warrants except for redemptions from the Trust Fund;

(d)            other than in connection with the Private Placements, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Future Health, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Future Health, and in connection with a loan from certain of Future Health’s officers and directors to finance Future Health’s transaction costs in connection with the transactions contemplated hereby;

(e)            acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)             incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Future Health, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Future Health’s officers and directors to finance Future Health’s transaction costs in connection with the transactions contemplated hereby;

(g)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)            (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)              liquidate, dissolve, reorganize or otherwise wind up the business and operations of Future Health;

(j)              amend the Trust Agreement or any other agreement related to the Trust Account; or

(k)             enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Future Health to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Future Health prior to the Closing Date. Prior to the Closing Date, each of Future Health and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03            Claims Against Trust Account. Seller and the Company agree that, notwithstanding any other provision contained in this Agreement, neither Seller nor the Company now has, and neither Seller nor the Company shall at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Seller or the Company, on the one hand, and Future Health on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, Seller and the Company hereby irrevocably waive any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit Seller or the Company from pursuing a claim against Future Health or any other person (a) for legal relief against monies or other assets of Future Health held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Future Health (or any successor entity) in the event this Agreement is terminated for any reason and Future Health consummates a business combination transaction with another party. In the event that Seller or the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Future Health shall be entitled to recover from either Seller or the Company the associated reasonable legal fees and costs in connection with any such action, in the event Future Health prevails in such action or proceeding.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01             Proxy Statement.

(a)             As promptly as practicable after the execution of this Agreement and Future Health’s receipt of the Audited Financial Statements and Reviewed Financial Statements, subject to the terms of this Section 7.01, Future Health (with the assistance and cooperation of Seller as reasonably requested by Future Health) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Future Health relating to the meeting of Future Health’s stockholders (including any adjournment or postponement thereof, the “Future Health Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Transactions, (ii) approval of the issuance of Future Health Common Stock as contemplated by this Agreement, the Subscription Agreement and the Forward Purchase Agreement, (ii) the second amended and restated Future Health Certificate of Incorporation and (iii) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Future Health Proposals”). If determined by the parties appropriate, Future Health may prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Future Health Common Stock to be issued to Seller pursuant to this Agreement. Future Health on the one hand, and Seller on the other hand, shall each pay one half of all registration and filing fees due in connection with the Registration Statement, if applicable. Seller shall furnish all information concerning Seller or the Company as Future Health may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement, if applicable. Future Health and Seller each shall use their reasonable best efforts to (i) cause the Registration Statement or the Proxy Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement or the Proxy Statement, (iii) if applicable, cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) if applicable, keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement or the filing of the definitive Proxy Statement, Future Health shall use commercially reasonable efforts to take any action required under any applicable federal or state securities laws in connection with the issuance of shares of Future Health Common Stock, in each case to be issued or issuable to Seller pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Future Health shall mail the Proxy Statement to its stockholders. As promptly as practicable following the clearance of the Proxy Statement by the SEC, Future Health shall mail the Proxy Statement to its stockholders.

(b)             No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Future Health, Seller or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Future Health and Seller each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Future Health Common Stock to be issued or issuable to Seller in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Future Health and Seller shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement or the Proxy Statement and any amendment to the Registration Statement or the Proxy Statement filed in response thereto.

(c)             Future Health represents that the information supplied by Future Health for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, if applicable, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Future Health, (iii) the time of the Future Health Stockholders’ Meeting, and (iv) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to Future Health, or its officers or directors, should be discovered by Future Health which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Future Health shall promptly inform Seller. All documents that Future Health is responsible for filing with the SEC in connection with the Transactions or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)             Seller represents that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, if applicable, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Future Health, (iii) the time of Future Health Stockholders’ Meeting, and (iv) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to Seller or the Company, or their respective officers or directors, should be discovered by Seller which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Seller shall promptly inform Future Health. All documents that Seller or the Company is responsible for filing with the SEC in connection with the Transactions or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02             Future Health Stockholders’ Meeting

(a)             Future Health shall call and hold the Future Health Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Future Health Proposals, and Future Health shall use its reasonable best efforts to hold the Future Health Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Future Health may postpone or adjourn the Future Health Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Future Health Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Future Health Proposals or otherwise take actions consistent with Future Health’s obligations pursuant to this Agreement. Future Health shall use its reasonable best efforts to obtain the approval of the Future Health Proposals at the Future Health Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Future Health Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Future Health Board shall recommend to its stockholders that they approve the Future Health Proposals and shall include such recommendation in the Proxy Statement.

Section 7.03             Access to Information; Confidentiality.

(a)             During the Interim Period, Seller, the Company and Future Health shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.14(b). Notwithstanding the foregoing, none of the Company, Seller or Future Health shall be required to provide access to or disclose information where, in the Seller’s reasonable determination, (i) the access or disclosure would jeopardize the protection of attorney-client privilege, (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (iii) such access or disclosure would cause significant competitive harm to the Company or the Business if the Transactions contemplated by this Agreement are not consummated (it being agreed that, in the case of each of the foregoing, the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy, contravention or harm). Prior to the Closing, without the prior written consent of the Seller, neither Future Health, nor any of its Representatives shall contact any payors, customers, suppliers, employees or agents of the Company or Seller.

(b)            All information obtained by the parties pursuant to this Section 7.03 shall be kept confidential in accordance with the Mutual Nondisclosure Agreement, dated November 9, 2021 (the “Confidentiality Agreement”), between Future Health and Seller.

(c)             Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.04             Exclusivity.

(a)            During the Interim Period, Seller and the Company shall not take, nor shall either permit any of its controlled Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Future Health, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions, (ii) any purchase of shares of Future Health Common Stock in any Private Placement, (iii) any Company Permitted Interim Financing, or (iv) any other issue of shares of capital stock of the Company or indebtedness or other securities convertible into or exercisable for capital stock of the Company (other than with Future Health, its stockholders and their respective Affiliates and Representatives, the PIPE Investor with respect to the Private Placement or the FPA Investor with respect to the FPA Investment) permitted without the consent of Future Health in accordance with Section 6.01(b). For the avoidance of doubt, the foregoing shall not restrict the Company from soliciting, structuring, entering into or consummating any Company Permitted Interim Financing.

(b)             During the Interim Period, Future Health shall not, nor shall Future Health permit any of its controlled Affiliates or Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Seller, the Company, their shareholders and/or any of their Affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Future Health, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Future Health Organizational Documents), in each case, other than the Transactions (a “Future Health Business Combination Proposal”). In addition, Future Health shall, and shall cause its controlled Affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Future Health Business Combination Proposal.

Section 7.05             Employee Benefits Matters.

(a)             Future Health shall, or shall cause its Affiliates, as applicable, to provide the employees of the Company who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained for the Continuing Employees (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) to the same extent recognized by the Company immediately prior to the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Following the Closing, the Company will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b)            The provisions of this Section 7.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Future Health, the Company and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.06             Adoption of Equity Plan and Stock Purchase Program. Prior to the effectiveness of the Registration Statement or the filing of the definitive Proxy Statement, the Future Health Board will adopt, subject to approval by the stockholders of Future Health at the Future Health Stockholders’ Meeting, a customary equity incentive plan and a customary employee stock purchase program that are reasonably acceptable to Seller.

Section 7.07             Directors’ and Officers’ Indemnification.

(a)             The provisions of the articles of incorporation and bylaws of the Company and the certificate of incorporation and bylaws Future Health with respect to indemnification, advancement or expense reimbursement shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company or Future Health, unless such modification shall be required by applicable Law. From and after the Closing, Future Health agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or Future Health against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or Future Health, as applicable, would have been permitted under applicable Law, the Company Organizational Documents or Future Health Organizational Documents, as applicable, or any director indemnification agreement or employment agreement, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Future Health further agrees that with respect to the provisions of the Company Organizational Documents relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company unless such modification shall be required by applicable Law.

(b)             Prior to the Closing, Future Health shall purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s and Future Health’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company and Future Health, as applicable.

(c)            The Company shall obtain directors’ and officers’ liability insurance and Side A coverage, which shall include the acts or omissions of Future Health’s officers and directors prior to the Closing (including with respect to the Transactions), in an amount of at least $30,000,000 of coverage to be bound at the Closing (the “D&O Policy”).

(d)             On the Closing Date, Future Health shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Future Health with the post-Closing directors and officers of Future Health, which indemnification agreements shall continue to be effective following the Closing.

Section 7.08             Notification of Certain Matters. During the Interim Period, Seller shall give prompt notice to Future Health, and Future Health shall give prompt notice to Seller, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09             Further Action; Reasonable Best Efforts.

(a)             Upon the terms and subject to the conditions of this Agreement, during the Interim Period, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)             During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)            Notwithstanding the generality of the foregoing, Future Health shall use its reasonable best efforts to consummate (i) the Private Placement in accordance with the Subscription Agreement, in an aggregate amount equal to the PIPE Commitment and (ii) the FPA Investment in accordance with the Forward Purchase Agreement, in an aggregate amount equal to the FPA Commitment, and Seller and the Company shall cooperate with Future Health in such efforts. Future Health shall not, without the prior written consent Seller (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to the Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 8.01(f) to fail.

Section 7.10             Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Future Health and Seller. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of Future Health and Seller shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Future Health or Seller and/or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10. Neither party shall provide statements or give interviews of any description without the prior consent of the other party.

Section 7.11             Stock Exchange Listing. Future Health will use its reasonable best efforts to cause the Closing Stock Consideration and any Earnout Shares issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. Future Health and Seller shall each pay one half of all filing fees and out-of-pocket expenses due in connection with any such listing of the Closing Stock Consideration issued in connection with the Transactions (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). During the Interim Period, Future Health shall use its reasonable best efforts to keep the Future Health Common Stock and Future Health Warrants listed for trading on Nasdaq. For the avoidance of doubt, Future Health shall pay all filing fees and out-of-pocket expenses due in connection with any such listing of the Earnout Shares issued in connection with the Transactions.

Section 7.12             Antitrust.

(a)             To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, Seller and Future Health each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. Future Health and Seller shall each pay one half of all administrative filing fees and out-of-pocket expenses due in connection with any such required filing (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)             Future Health and Seller each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance, when appropriate, any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel, may be subject to a joint defense agreement and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements or protect other sensitive business information.

(c)             No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.13             Trust Account. As of the Closing, the obligations of Future Health to dissolve or liquidate within a specified time period as contained in Future Health’s Certificate of Incorporation will be terminated and Future Health shall have no obligation whatsoever to dissolve and liquidate the assets of Future Health by reason of the consummation of the Transactions or otherwise, and no stockholder of Future Health shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Closing, Future Health shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Future Health (to be held as available cash on the balance sheet of Future Health, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.14             Tax Matters.

(a)             After the Closing, each of Future Health, Seller, the Company and their respective Affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Future Health for the taxable year that includes the Closing), and (B) except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b)            Each of Future Health, Seller and the Company and their respective Affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Transactions to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment. Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Transactions to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Transactions may not qualify for the Intended Tax-Free Treatment; and (iii) in the event Future Health, Seller or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything in this Agreement to the contrary, no party shall be required to undertake any of the following in order to cause the Transactions to qualify for the Intended Tax-Free Treatment: (x) modify the Stock Consideration (except to the extent noted in Section 7.14(c)); or (y) surrender, undermine or alter any of its other economic or legal rights pursuant to this Agreement to an extent that materially and adversely affects the benefits intended to be conferred upon Future Health and its shareholders, initial stockholders, or any Affiliates thereof (as contemplated by this Agreement prior to giving effect to any surrendering, undermining or alteration of such rights).

(c)            For U.S. federal income Tax purposes, each of Future Health, the Company and their respective Affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Transactions within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (“Plan of Reorganization”). In recognition of the Intended Tax-Free Treatment, the Seller reserves the option at any time to convert the Company from a corporation to a single member limited liability company (“LLC”) that is treated as a disregard entity for tax purposes as of the date of such conversion and on the Closing Date (or merge the Company into a single member LLC owned by the Seller) and no election shall be made by any Party to change the tax treatment of that LLC to a corporation for tax purposes. The parties to this Agreement recognize that since Future Health is not assuming any Seller liability, then the consideration paid to Seller may be adjusted to provide for payment of cash to Seller in an amount adequate for Seller to pay off its liabilities, which cash payment is not intended to adversely affect the status the Intended Tax-Free Treatment. The parties further acknowledge and agree that the payment of the Earnout Shares will be structured so as to be in compliance with all the requirements applicable to contingent stock set forth in Rev. Proc. 84-42.

(d)             For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreement; (ii) is aware of the Tax consequences of the Transactions; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement, is not relying upon any representation or warranty from any party in determining the Tax treatment of the Transactions.

(e)             Each of Future Health, the Company and their respective Affiliates and Representatives shall, at the Company’s sole cost and expense, cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Affiliates and Representatives shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(f)             All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by 100% by Future Health, and the parties to this Agreement will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(g)             For the avoidance of doubt, the parties acknowledge and agree that (i) the Future Health Common Stock payable pursuant to this Agreement in exchange for substantially all of the assets of Seller is valuable, fair, and adequate consideration for such assets, (ii) it is contemplated that Seller and/or the shareholders of Seller will retain any and all Tax liabilities of Seller whether arising as a result of the transactions contemplated by this Agreement or otherwise, and (iii) Future Health is not assuming any Tax liabilities of Seller whether arising as a result of the transactions contemplated by this Agreement or otherwise.

(h)             Each of Future Health and Continental (and Seller, if applicable) will be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Law. To the extent that amounts are so withheld and paid to the appropriate Tax Authority, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payment in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the Company.

Section 7.15             Directors. Future Health shall take all necessary action so that immediately after the Closing, the board of directors of Future Health is comprised of the individuals mutually acceptable to Future Health, Seller and the Company.

Section 7.16             Audited Financial Statements. On or prior to July 15, 2022, Seller shall have delivered to Future Health as of the date hereof true and complete copies of the audited balance sheets of Company as of each fiscal year from inception through December 31, 2021, each audited in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of the Registration Statement or the Proxy Statement (collectively, the “Audited Financial Statements”). On or prior to July 15, 2022, Seller shall deliver to Future Health true and complete copies of the reviewed consolidated balance sheet of the Company as of March 31, 2022, each reviewed in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of the Registration Statement or the Proxy Statement (collectively, the “Reviewed Financial Statements”).

Section 7.17             Internal Controls. At the Closing, the Company will maintain systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. On or prior to the Closing, the Company shall deliver to Future Health a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data.

Article VIII.

CONDITIONS TO THE CLOSING

Section 8.01             Conditions to the Obligations of Each Party. The obligations of Seller, the Company, and Future Health to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)             Future Health Stockholders’ Approval. The Future Health Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Future Health in accordance with the Proxy Statement, the DGCL, the Future Health Organizational Documents and the rules and regulations of Nasdaq.

(b)            Effectiveness of Registration Statement. In the case that Future Health has filed the Registration Statement with the SEC, the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(c)             No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d)            HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e)             Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f)              PIPE Closing. The sale and issuance by Future Health of Future Health Common Stock in an aggregate amount equal to the PIPE Commitment and the Additional Shares shall have been consummated in accordance with the terms of the Subscription Agreement and the Forward Purchase Agreement, as applicable.

(g)            Stock Exchange Listing. The shares of Future Health Common Stock shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(h)             Reorganization. The Spin-Out and the Contributions shall have been completed and the Company and the other parties thereto shall have executed and delivered the Intercompany Agreements.

Section 8.02             Conditions to the Obligations of Future Health. The obligations of Future Health to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)             Representations and Warranties. The representations and warranties of Seller and the Company contained in (i) Section 3.01, Section 3.02, Section 3.04, Section 4.01, Section 4.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Closing, (iii) Section 4.03(a) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Seller, the Company, Future Health, or their Affiliates and (iv) the other provisions of Article III and Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)             Agreements and Covenants. Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)             Officer Certificate. Seller shall have delivered to Future Health a certificate, dated the date of the Closing, signed by an officer of Seller, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)           Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)             Resignation. Other than those persons identified as continuing directors by the parties, all members of the Company Board shall have executed written resignations effective as of the Closing.

(f)              Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Future Health and the Future Health stockholders party thereto) shall have delivered, or caused to be delivered, to Future Health copies of the Registration Rights Agreement, duly executed by all such parties.

(g)            Employee Leasing Agreement; Office Lease Agreement; Laboratory Services Agreement. All parties to the Employee Leasing Agreement, the Office Lease Agreement and the Laboratory Services Agreement shall have delivered, or caused to be delivered, to Future Health copies of all such agreements duly executed by all such parties.

(h)             FIRPTA Tax Certificate. The Company shall deliver to Future Health in a form reasonably acceptable to Future Health, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Future Health with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i)              Contributions; Plan of Liquidation. The Contributions shall have occurred pursuant to the terms of the Contribution Agreements, and a true, complete and correct copy of the executed Contribution Agreements shall have been delivered to Future Health; and the Plan of Liquidation shall have been adopted and a true, complete and correct copy of the Plan of Liquidation shall have been delivered to Future Health.

(j)              Insurance Matters. The Company shall have paid in full the D&O Policy and shall have provided Future Health with the D&O Policy insurance binder.

(k)             Financial Statements. Future Health shall have received the Audited Financial Statements and the Reviewed Financial Statements.

(m)              Regulatory Matters. Future Health shall have received written confirmation from Centers for Medicare & Medicaid Services that the Company is in full compliance with any requirements under the Direct Contracting Model, including any requirements relating to financial guarantee.

Section 8.03            Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the Transactions, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)            Seller Stockholders’ Approval. The Transactions, Reorganization and Plan of Liquidation shall have been approved and adopted by the requisite affirmative vote of the shareholders of Seller in accordance with Seller’s Articles of Incorporation and bylaws and applicable law.

(b)            Representations and Warranties. The representations and warranties of Future Health contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04 and Section 5.11 shall each be true and correct in all material respects as of as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Closing, (iii) Section 5.03(a) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Seller, the Company, Future Health or their Affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Future Health Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Future Health Material Adverse Effect.

(c)            Agreements and Covenants. Future Health shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d)            Officer Certificate. Future Health shall have delivered to Seller a certificate, dated the date of the Closing, signed by the President of Future Health, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(c) and Section 8.03(e).

(e)            Material Adverse Effect. No Future Health Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f)             Registration Rights Agreements. Future Health shall have delivered a copy of the Registration Rights Agreement duly executed by Future Health and the Future Health stockholders party thereto and Future Health shall have delivered a copy of the Earnout Shares Registration Rights Agreement in the form agreed upon by Future Health and Seller and duly executed by Future Health.

(g)            Termination of the Future Health Insider Agreement. Future Health shall have delivered evidence of the termination of the Future Health Insider Agreement duly executed by Future Health and the Initial Stockholders party thereto.

(h)            Trust Fund. Future Health shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Future Health immediately prior to the Closing, and all such funds released from the Trust Account shall be available to Future Health in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of Future Health’s fees and expenses incurred in connection with this Agreement and the Transactions.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01        Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of Future Health, as follows:

(a)            by mutual written consent of Future Health and Seller; or

(b)            by either Future Health or Seller if the Closing shall not have occurred prior to December 9, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c)            by either Future Health or Seller if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d)            by either Future Health or Seller if any of the Future Health Proposals shall fail to receive the requisite vote for approval at the Future Health Stockholders’ Meeting; or

(e)            by Future Health upon a breach of any representation, warranty, covenant or agreement on the part of Seller or the Company set forth in this Agreement, or if any representation or warranty of Seller or the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Future Health has not waived such Terminating Company Breach and Future Health is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by Seller or the Company, Future Health may not terminate this Agreement under this Section 9.01(e) for so long as Seller and the Company continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Future Health to Seller; or

(f)             by Seller upon a breach of any representation, warranty, covenant or agreement on the part of Future Health set forth in this Agreement, or if any representation or warranty of Future Health shall have become untrue, in either case such that the conditions set forth in Section 8.03(b) and Section 8.03(c) would not be satisfied (“Terminating Future Health Breach”); provided that Seller has not waived such Terminating Future Health Breach and Seller and the Company are not then in material breach of any of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Future Health Breach is curable by Future Health, Seller may not terminate this Agreement under this Section 9.01(f) for so long as Future Health continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Seller to Future Health; or

(g)            by Future Health if the Audited Financial Statements and the Reviewed Financial Statements shall not have been delivered to Future Health by Seller on or before July 15, 2022; or

(h)            by Future Health if the Company Disclosure Schedule shall not have been delivered, in form and substance acceptable to Future Health in its reasonable discretion, to Future Health by Seller and the Company on or before June 20, 2022; or

(i)              by Future Health if any material regulatory matter arises, which is unknown to Future Health as of the date hereof, and not resolved in a satisfactory manner to Future Health in its sole discretion prior to Closing.

Section 9.02        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.03, Section 7.10, this Section 9.02, Article X (collectively, the “Surviving Provisions”), and any corresponding definitions set forth in Article I and any other Section or Article of this Agreement referenced in such Surviving Provisions, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto. The Surviving Provisions and the Confidentiality Agreement shall in each case survive any termination of this Agreement.

Section 9.03        Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any of the Transactions are consummated. For avoidance of doubt, the filing and registration fees contemplated by Section 7.01, the listing fees contemplated by Section 7.11 and the filing fees and expenses contemplated by Section 7.12 shall be paid one half by each of the parties hereto; provided, that each party further acknowledges that such party shall be responsible for the fees and expenses payable by such party to its respective Representatives with respect to such matters.

Section 9.04        Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05       Waiver. At any time prior to the Closing, (i) Future Health may (a extend the time for the performance of any obligation or other act of Seller or the Company, (b) waive any inaccuracy in the representations and warranties of Seller or the Company contained herein or in any document delivered by Seller or the Company pursuant hereto and (c) waive compliance with any agreement of Seller or the Company or any condition to its own obligations contained herein and (ii) Seller or the Company may (a) extend the time for the performance of any obligation or other act of Future Health, (b) waive any inaccuracy in the representations and warranties of Future Health contained herein or in any document delivered by Future Health pursuant hereto and (c) waive compliance with any agreement of Future Health or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.

GENERAL PROVISIONS

Section 10.01    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Future Health:

Future Health ESG Corp.
8 The Green, Suite #12081

Dover, DE 19901

Attention: Travis A. Morgan, Chief Financial Officer
Email: travis@fhesg.com

with a copy to:

McDermott Will & Emery LLP

1 Vanderbilt Avenue

New York, NY 10017

Attention: Ari Edelman

Email: aedelman@mwe.com;

if to Seller or the Company:

MacArthur Court Acquisition Corp.
2260 University Drive
Newport Beach, CA 92660
Attention: Brian Gillan
Email(s): Brian.Gillan@CCHealth.com

with a copy to:

Buchanan Ingersoll & Rooney PC

640 5th Avenue, 9th Floor

New York, NY 10019-6102

Attention: Richard DiStefano
Email: richard.distefano@bipc.com

Section 10.02   Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any certificate, statement or instrument delivered pursuant to this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and any corresponding definitions set forth in Article I and (c) those covenants and agreements herein relating to the Earnout Shares.

Section 10.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04    Entire Agreement; Assignment. This Agreement and the Transaction Document constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07    Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10    Specific Performance.

(a)            The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such Action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

(b)            The parties further agree that Seller or would suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Subscription Agreement do not perform their obligations under the provisions of the Subscription Agreement (including failing to take such actions as are required of them thereunder to consummate the Private Placement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) if the parties to the Subscription Agreement do not perform their obligations under the provisions of the Subscription Agreement, then (1) Seller or shall have the right to either (at Seller’s election) (I) on behalf of Future Health, seek an injunction, specific performance, or other equitable relief, to prevent breaches of the Subscription Agreement and to enforce specifically the terms and provisions thereof, without proof of damages or (II) seek an injunction, specific performance, or other equitable relief, to cause Future Health to prevent breaches of the Subscription Agreement and to cause Future Health to enforce specifically the terms and provisions thereof, without proof of damages, in each case of the foregoing clauses (I) and (II), prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which it is entitled under this Agreement, and (2) Future Health shall not object or otherwise oppose any Action pursuant to which Seller or is exercising its rights pursuant to the foregoing clause (1), and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement.

(c)            Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11    No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

[Signature Page Follows.]

IN WITNESS WHEREOF, Future Health, Seller and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FUTURE HEALTH ESG CORP.

By	/s/ Travis A. Morgan
Name: Travis A. Morgan
Title: Chief Financial Officer

MACARTHUR COURT ACQUISITION CORP.

By	/s/ Sanjay Patil
Name: Sanjay Patil
Title: Chief Executive Officer

EXCELERA DCE

By	/s/ Desmond Thio
Name: Desmond Thio
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

EXHIBIT A

Form of Sponsor Stockholder Support Agreement

[Omitted]

EXHIBIT B

Form of Amended and Restated Registration Rights Agreement

[Omitted]

EXHIBIT C

Form of Lock-Up Agreement

[Omitted]

EXHIBIT D

Earnout Payment

1.	Definitions. Each capitalized term used and not otherwise defined in this Exhibit D has the meaning assigned to such term in the Business Combination Agreement to which this Exhibit D is attached (the "Agreement"). In addition, the following terms as used herein shall have the following meanings:

“Commercially Reasonable Manner” means (i) providing the Business with a level of administrative, maintenance and marketing support that is consistent with the support being provided to the Business by the Company as of the Closing Date (as adjusted to take into consideration any growth of the Business during the Earnout Period) and (ii) providing the Company with sufficient funding or access to funding to enable the Company to continue to develop in the ordinary course of its business reflecting consistent with the Company's projections provided to Future Health prior to the date of the Agreement.

“Consolidated Revenues" means with respect to any fiscal quarter, the aggregate revenues of Future Health and all of its direct and indirect current and future Subsidiaries, including, without limitation, the Company and its current and future Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such fiscal quarter.

“Going Private Transaction” means a transaction (or series of transactions) pursuant to Rule 13e-3 under the Exchange Act or otherwise with the result that upon conclusion of such transaction or transactions, Future Health ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act.

“Sale of the Company” shall mean any one or more of the following: (a) the acquisition by any unaffiliated third party Person or related group of Persons (other than Future Health or any of its Affiliates or direct or indirect subsidiaries), by way of sale, transfer or other acquisition, of all or substantially all of the assets or properties of the Company; or (b) the acquisition by any unaffiliated third party Person or related group of Persons (other than Future Health or any of its Affiliates or direct or indirect subsidiaries) of a majority of the equity securities of the Company (whether by merger, consolidation or otherwise).

2.	Earnout Payment.

Due to the difficulty in determining the value of the assets involved in the Transaction, part of the Purchase Price is being paid via the issuance of contingent stock upon terms that comply with Rev. Proc. 84-42 (“Rev Proc. 84-42”). On the terms and subject to the conditions of the Agreement and this Exhibit D, Future Health will deliver (or cause to be delivered) to Seller or, in connection with Seller’s liquidation following the Closing or as otherwise permitted by Rev. Proc. 84-42, to an Affiliate of Seller or the shareholders of the Seller, the Earnout Shares (“Earnout Payment”) within five (5) Business Days after the filing (but in no event later than the fifth anniversary of the Closing Date) of the first Future Health Quarterly Report on Form 10-Q or Annual Report on Form 10-K (each prepared in accordance with GAAP) in which Consolidated Revenues (determined in accordance with GAAP) of Future Health in the most recent fiscal quarter included therein shall have exceeded One Hundred Fifty Million U.S. Dollars ($150,000,000), provided that such Earnout Shares shall only be payable if the filing of such Form 10-Q or Form 10-K occurs prior to the fifth anniversary of the Closing Date (the “Earnout Period”). The parties will endeavor in good faith to establish a mutually acceptable dispute resolution mechanism in connection with the calculations of Consolidated Revenues pursuant hereto. Notwithstanding anything to the contrary herein, all Earnout Shares required to be paid will be paid within 5 years of the Closing

In the event, and only in the event, of a Going Private Transaction prior to the end of the Earnout Period, Future Health will deliver (or cause to be delivered) to Seller or, in connection with Seller’s liquidation following the Closing or as otherwise permitted by Rev. Proc. 84-42, to an Affiliate of Seller or the shareholders of the Seller, a pro rata portion of the Earnout Shares (the “Going Private Earnout”), within five (5) Business Days after the closing of the Going Private Transaction, based on the most recently filed Future Health Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, with such Going Private Earnout being the number of shares of Future Health Common Stock equal to the product of (a) 20,000,000 multiplied by (b) the difference of (A) the Consolidated Revenues (determined in accordance with GAAP) of Future Health in the most recent fiscal quarter included in such Form 10-Q or Form 10-K less (B) $88,000,000, being the agreed quarterly revenue for the first quarter of 2022, divided by (c) $62,000,000.

3.	Operation of the Business during the Earnout Period.

Until the expiration of Earnout Period, Future Health covenants and agrees to act in good faith and operate the Business in a Commercially Reasonable Manner.

Until the expiration of the Earnout Period, Future Health covenants and agrees that it shall not, directly or indirectly, take any action (or fail to take any action) in bad faith or take any action (or fail to take any action) the primary intent of which is to reduce the amount of Consolidated Revenues. Future Health will, and will cause its Affiliates to, act in good faith in the exercise of its or their power, authority and control of the Business and any other business developed or acquired. In furtherance of the foregoing, Future Health shall not, and Future Health shall cause the Company not to, without the prior written consent of Sanjay Patil: (i) dissolve, liquidate or adopt any plan of dissolution or liquidation; or (ii) sell any material assets of the Business, if such sale is not related to a transaction in which the acquirer of the assets of the Business is not assuming all of Future Health's obligations arising under the Agreement, including this Exhibit D.

During the Earnout Period, Future Health shall consult in good faith with Sanjay Patil regarding the pursuit of any market opportunities to expand the Company's services that Sanjay Patil reasonably believes are in the best interests of the Company and shall utilize reasonable best efforts to pursue such market opportunities.

In the event of a consummation of a Sale of the Company prior to the end of the Earnout Period, Future Health shall cause the acquiring entity or successor to all or substantially all of the assets of the Company to assume the obligations of Future Health under this Exhibit D, including, without limitation, the obligation to pay the Earnout Payment, in the same manner and to the same extent that Future Health would be required to perform if no Sale of the Company had taken place.

4.	Tax Reporting; Tax Matters

Future Health and Seller agree that for federal, state and local income tax purposes, the Earnout Shares shall be treated as additional consideration for the sale of the Company Common Stock that can be received without imposition of tax except to the extent required by applicable law to be characterized as an imputed interest payment. Payment of the Earnout Shares shall not be considered royalty payments or compensation. Future Health shall cause such Earnout Payment to be reported in good faith in accordance with this Section 4 of this Exhibit D.

Notwithstanding anything in this Agreement to the contrary, the right to receive the Earnout Shares under this Agreement may not be assigned or transferred, other than as may be permitted in accordance with Rev. Proc. 84-42.

5.	Registration Rights.

In connection with the Closing, Future Health and Seller shall enter into the Earnout Shares Registration Rights Agreement with respect to the Earnout Shares.

SCHEDULE A

Anchor Investors and Future Health Initial Stockholders

Anchor Investors:

AG OFCON LTD
AG ONCON LLC
BLACKWELL PARTNERS LLC-SERIES A
CAAS CAPITAL MASTER FUND LP
CITADEL CEMF INVESTMENTS LTD
CONTEXT PARTNERS MASTER FUND LP
KEPOS ALPHA MASTER FUND L.P.
KEPOS SPECIAL OPPORTUNITIES MASTER FUND L.P
LMR CCSA MASTER FUND LIMITED
LMR MASTER FUND LIMITED
MASO CAPITAL INVESTMENTS LIMITED
STAR V PARTNERS LLC
MAGNETAR CONSTELLATION FUND II, LTD
MAGNETAR CONSTELLATION MASTER FUND, LTD
MAGNETAR STRUCTURED CREDIT FUND, LP
MAGNETAR CAPITAL MASTER FUND, LTD
MAGNETAR LAKE CREDIT FUND LLC
MAGNETAR SC FUND LTD
MAGNETAR XING HE MASTER FUND LTD
MAGNETAR DISCOVERY MASTER FUND LTD
METEORA CAPITAL PARTNERS LP
MMCAP INTERNATIONAL INC. SPC
POLAR MULTI-STRATEGY MASTER FUND
PURPOSE ALTERNATIVE CREDIT FUND - T LLC
PURPOSE ALTERNATIVE CREDIT FUND LTD
TENOR OPPORTUNITY MASTER FUND LTD

Future Health Initial Stockholders:

BEA HOLDINGS LLC
FUTURE HEALTH ESG ASSOCIATES 1 LLC
HC1.COM INC
R Mark Lubbers
M2 ENTERPRISES HOLDINGS LLC
MB EQUITY LLC
F John Mills Nancy L Snyderman

SCHEDULE B

Knowledge Parties of Seller and Company

Sanjay Patil

Brian Gillan

Desmond Thio